      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1996



                                                      REGISTRATION NO. 333-04225

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------
                             STORMEDIA INCORPORATED
             (Exact name of registrant as specified in its charter)

           DELAWARE                           3695                           77-0373062
 (State or other jurisdiction     (Primary Standard Industrial            (I.R.S. Employer
               of                 Classification Code Number)           Identification No.)
incorporation or organization)

                                390 REED STREET
                         SANTA CLARA, CALIFORNIA 95050
                                 (408) 327-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM J. ALMON
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             STORMEDIA INCORPORATED
                                390 REED STREET
                         SANTA CLARA, CALIFORNIA 95050
                                 (408) 327-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

         JUDITH MAYER O'BRIEN, ESQ.                         WILLIAM L. HUDSON, ESQ.
      WILSON SONSINI GOODRICH & ROSATI                  BROBECK, PHLEGER & HARRISON LLP
          PROFESSIONAL CORPORATION                            SPEAR STREET TOWER
             650 PAGE MILL ROAD                                ONE MARKET PLAZA
         PALO ALTO, CALIFORNIA 94304                    SAN FRANCISCO, CALIFORNIA 94105
               (415) 493-9300                                   (415) 442-0900

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                             ---------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and the other to be used in connection with a concurrent international offering (the "International Prospectus"). The two prospectuses are identical except for the outside front cover page. The form of U.S. Prospectus outside front cover page is included behind this explanatory note and is followed by the differing outside front cover page to be used in the International Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS (Subject to Completion)


Issued May 28, 1996


                                4,500,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK


OF THE 4,500,000 SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, 3,600,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
  UNDERWRITERS AND 900,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE
    "UNDERWRITERS." OF THE 3,600,000 SHARES OF CLASS A COMMON STOCK BEING
     OFFERED BY THE U.S. UNDERWRITERS, 2,400,000 SHARES ARE BEING SOLD BY
     THE COMPANY AND 1,200,000 SHARES ARE BEING SOLD BY THE SELLING
       STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE
       COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF
        SHARES BY THE SELLING STOCKHOLDERS. THE CLASS A COMMON STOCK OF
        THE COMPANY IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE
         SYMBOL "STMD." ON MAY 24, 1996, THE LAST SALE PRICE OF THE
          CLASS A COMMON STOCK, AS REPORTED ON THE NASDAQ NATIONAL
          MARKET, WAS $39 3/4 PER SHARE OR $26 1/2 AS ADJUSTED FOR
             THE COMPANY'S THREE-FOR-TWO STOCK SPLIT WHICH WILL BE
             EFFECTIVE AT THE CLOSE OF BUSINESS ON MAY 28, 1996.
              SEE "PRICE RANGE OF COMMON STOCK."


                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 4 HEREOF.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                UNDERWRITING                        PROCEEDS TO
                                PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                 PUBLIC        COMMISSIONS(1)      COMPANY(2)       STOCKHOLDERS
                            ----------------  ----------------  ----------------  ----------------
Per Share.................         $                 $                 $                 $
Total(3)..................         $                 $                 $                 $

- ------------

    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Before deducting expenses payable by the Company estimated at $300,000.

    (3) Certain Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 675,000 additional shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Selling Stockholders will be $        ,
        $        and $        , respectively. See "Underwriters."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Brobeck, Phleger & Harrison LLP, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about             , 1996 at the
offices of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY & CO.
       Incorporated

                             MONTGOMERY SECURITIES
                                                               SMITH BARNEY INC.
          , 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS (Subject to Completion)


Issued May 28, 1996


                                4,500,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK


OF THE 4,500,000 SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, 900,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
  INTERNATIONAL UNDERWRITERS AND 3,600,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE
    "UNDERWRITERS." OF THE 900,000 SHARES OF CLASS A COMMON STOCK BEING OFFERED BY THE INTERNATIONAL UNDERWRITERS, 600,000 SHARES ARE BEING
     SOLD BY THE COMPANY AND 300,000 SHARES ARE BEING SOLD BY THE SELLING
       STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE
       COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF
        SHARES BY THE SELLING STOCKHOLDERS. THE CLASS A COMMON STOCK OF
        THE COMPANY IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE
         SYMBOL "STMD." ON MAY 24, 1996, THE LAST SALE PRICE OF THE
           CLASS A COMMON STOCK, AS REPORTED ON THE NASDAQ NATIONAL
           MARKET, WAS $39 3/4 PER SHARE OR $26 1/2 AS ADJUSTED FOR
             THE COMPANY'S THREE-FOR-TWO STOCK SPLIT WHICH WILL BE
             EFFECTIVE AT THE CLOSE OF BUSINESS ON MAY 28, 1996.
              SEE "PRICE RANGE OF COMMON STOCK."


                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 4 HEREOF.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                UNDERWRITING                        PROCEEDS TO
                                PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                 PUBLIC        COMMISSIONS(1)      COMPANY(2)       STOCKHOLDERS
                            ----------------  ----------------  ----------------  ----------------
Per Share.................         $                 $                 $                 $
Total(3)..................         $                 $                 $                 $

- ------------

    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Before deducting expenses payable by the Company estimated at $300,000.

    (3) Certain Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 675,000 additional shares of Class A Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Selling Stockholders will be $        ,
        $        and $        , respectively. See "Underwriters."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Brobeck, Phleger & Harrison LLP, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about             , 1996 at the
offices of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY & CO.
       International

                             MONTGOMERY SECURITIES
                                                               SMITH BARNEY INC.
          , 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----
Incorporation of Certain Documents by Reference..........    2
Prospectus Summary.......................................    3
Risk Factors.............................................    4
The Company..............................................   12
Recent Developments......................................   13
Use of Proceeds..........................................   14
Dividend Policy..........................................   14
Price Range of Common Stock..............................   14
Capitalization...........................................   15
Selected Consolidated Financial Data.....................   16
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................   17

                                                           PAGE
                                                           ----
Business.................................................   25
Management...............................................   35
Principal and Selling Stockholders.......................   37
Description of Capital Stock.............................   39
Shares Eligible for Future Sale..........................   42
Underwriters.............................................   43
Legal Matters............................................   45
Experts..................................................   46
Available Information....................................   46
Index to Consolidated Financial Statements...............  F-1

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Securities and Exchange Commission (the "Commission") (File No. 0-25796) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act; (2) the Company's Definitive Proxy Statement dated March 29, 1996 in connection with the Annual Meeting of Stockholders held April 29, 1996, filed pursuant to Section 14 of the Exchange Act; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1996 filed pursuant to Section 13 of the Exchange Act; (4) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 30, 1995; and (5) all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.


     Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to StorMedia Incorporated, 390 Reed Street, Santa Clara, California 95050-3118, or by calling (408) 327-8000.
                            ------------------------

     The StorMedia logo is a trademark of the Company. This Prospectus also contains trade names and trademarks of companies other than the Company.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY


    The following summary is qualified by the more detailed information and financial statement and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY


    StorMedia Incorporated (the "Company") is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers. The Company designs, develops, manufactures and sells disks in 2 1/2 inch and 3 1/2 inch sizes. Within each size, the Company provides a range of coercivities, fly heights and disk thicknesses to meet specific customer requirements. The Company's strategy is to combine leading disk technology with high volume manufacturing expertise to serve the growing and technologically demanding hard disk drive market. The Company collaborates with customers during the design phase of new disk drives, enhancing its ability to bring new products to market on a timely basis and increasing the likelihood that its disks will be designed into customers' new disk drive products. The Company currently sells its disks primarily to Seagate Technology, Inc. ("Seagate") and Maxtor Corporation ("Maxtor"), two of the leading independent hard disk drive manufacturers. The Company was the first and is the largest independent manufacturer of thin film disks in Singapore where, according to the Singapore Economic Development Board, over 45% of hard disks produced worldwide were manufactured in 1995.



    RECENT DEVELOPMENTS. In the first quarter of 1996, the Company's net sales were $61.2 million, gross profit was $17.1 million and earnings per share were $0.52 as compared to net sales of $27.9 million, gross profit of $6.1 million and earnings per share of $0.18 in the first quarter of 1995. This represented an increase of 119% in net sales in the first quarter of 1996 as compared to the first quarter of 1995. During the first quarter of 1996, the Company began shipping disks from the first sputter line in its Singapore facility dedicated to Seagate (the "Dedicated Facility"). On May 16, 1996, the Company announced it had begun to establish a facility in Singapore (the "Substrate Facility") to produce substrates for its media operations. The Substrate Facility is scheduled to begin production in the third quarter of 1996 and to be fully operational by year end.


                                  THE OFFERING

U.S. Offering..........................................  3,600,000 Shares
International Offering.................................  900,000 Shares
    Total..............................................  4,500,000 Shares (including 3,000,000 Shares by the Company and 1,500,000
                                                         Shares by the Selling Stockholders)(1)
Common Stock to be outstanding after the offering......  20,226,889 Shares(1)
Use of proceeds........................................  Capital expenditures, primarily to establish the Substrate Facility in
                                                         Singapore and to further expand manufacturing capacity, working capital and other general corporate purposes. See "Use of Proceeds."
Nasdaq National Market symbol..........................  STMD

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        COMPANY
                                           PREDECESSOR                  PROFORMA       ------------------------------------------
                               -----------------------------------     PREDECESSOR/                          THREE MONTHS
                                                                         COMPANY                                 ENDED
                                     YEAR ENDED DECEMBER 31,            COMBINED                      ---------------------------
                               -----------------------------------     YEAR ENDED      YEAR ENDED     MARCH 31,      MARCH 29,
                                  1991         1992       1993(2)      12/31/94(3)      12/31/95        1995            1996
                               -----------    -------     --------     -----------     ----------     ---------    --------------
                               (UNAUDITED)                             (UNAUDITED)                                    (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales....................   $  22,476     $56,706     $ 77,145       $81,766        $161,455      $ 27,880        $ 61,156
Gross profit (loss)..........     (13,460)      1,749       12,793        16,257          43,628         6,062          17,109
Operating earnings (loss)....     (22,972)     (9,022)     (24,657)        7,364          28,924         3,362          11,351
Net earning (loss)...........     (22,962)     (9,022)     (24,657)        3,895          21,158         2,036           9,469
Earnings per share...........                                            $  0.35        $   1.38      $   0.18        $   0.52
Shares used in per share
  computation................                                             11,175          15,338        11,175          18,309


                                                                                                         AS OF MARCH 29, 1996
                                                                                                      ---------------------------
                                                                                                       ACTUAL      AS ADJUSTED(4)
                                                                                                      ---------    --------------
                                                                                                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................................................................................    $ 51,795        $127,020
Total assets......................................................................................     198,679         273,904
Long-term debt, less current portion..............................................................          32              32
Total equity......................................................................................     143,778         219,003


- ---------------

(1) Assumes that the Underwriters' over-allotment option is not exercised. See "Underwriters." Based on shares outstanding as of April 30, 1996. Excludes 2,179,482 shares issuable upon exercise of options outstanding as of that date. Includes 12,761,265 shares of Class A Common Stock and 4,362,001 shares of Class B Common Stock. See "Description of Capital Stock -- Class B Common Stock."


(2) Results include a restructuring charge of $24.9 million principally reflecting Nashua Corporation's ("Nashua") decision to sell its thin film disk division. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements.

(3) Includes the results of operations for (i) the Predecessor for the period from January 1, 1994 through May 19, 1994 and (ii) the Company for the period from May 20, 1994 through December 31, 1994, as if the acquisition of the thin film disk division (the "Acquisition") of Nashua had been consummated on January 1, 1994. See "The Company" and Note 12 of Notes to Consolidated Financial Statements.


(4) Adjusted to give effect to the sale of 3,000,000 shares of Class A Common Stock offered by the Company hereby at an assumed public offering price of
  $26 1/2 per share net of estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds."



    Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised and gives effect to the three-for-two split of the Common Stock in the form of a stock dividend which will be paid on May 28, 1996 to stockholders of record as of May 13, 1996. See Note 14 of Notes to Consolidated Financial Statements. "Common Stock" as used herein refers collectively and without distinction to the Company's Class A Common Stock and Class B Common Stock. The Company operates on a 13 week fiscal quarter basis with a December 31 fiscal year end.

                                  RISK FACTORS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth in the following risk factors and elsewhere in this Prospectus and other risks detailed from time to time in the Company's reports filed with the Commission. In evaluating the Company and its business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus before purchasing shares of Class A Common Stock offered hereby.



     Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry. During 1995 and the three months ended March 29, 1996, the Company sold its disks primarily to Seagate and Maxtor. Aggregate shipments to Seagate and Maxtor in 1993, 1994, 1995 and the first three months of 1996 represented 52%, 91%, 99% and 99%, respectively, of net sales. Given the relatively small number of independent performance disk drive manufacturers, this dependence on a few customers will continue in the future. The Company's existing and several of its potential customers are expanding their ability to produce thin film disks internally and, as a result, could reduce the level of purchases or cease purchasing from the Company, could sell thin film disks in competition with the Company or might not increase their level of orders as the Company increases its capacity. Additionally, the loss of one or more of the Company's customers or potential customers through consolidations, adverse financial circumstances or otherwise, could have a material adverse effect on the Company's business, results of operations and financial condition.


     Specifically, Seagate currently produces a portion of its own thin film disk requirements internally and historically has produced a majority of its requirements. Seagate's expressed corporate strategy is to significantly increase its internal capacity to manufacture disks through construction of a 160,000 square foot disk manufacturing facility in Singapore targeted for completion in mid-1996. In February 1996, Seagate also completed its merger with Conner Peripherals, Inc. ("Conner") and acquired Conner's internal disk production capacity, which supplied substantially all of Conner's disk requirements. In addition, prior to the merger, Conner had stated its intention to double its internal disk capacity through a newly established facility in Singapore. This facility has begun producing disks and is expected to be completed in 1997. Seagate's increased internal disk manufacturing capacity as described above may reduce Seagate's disk needs from external suppliers. If Seagate were to reduce the level of orders from the Company as a result of the expansion of its internal disk production, an acquisition of, or the establishment of a strategic relationship with, another disk supplier or otherwise, or if Seagate were to begin selling disks in competition with the Company, the Company's business, results of operations and financial condition would be materially adversely affected.


     The Company's other principal customer, Maxtor, was recently acquired by Hyundai Electronics Industries Co. Ltd. ("Hyundai"). While in November 1995 the Company entered into a multi-year Supply Agreement with Maxtor (the "Maxtor Supply Agreement") pursuant to which the Company agreed to significantly increase the number of disks which it supplies to Maxtor beginning in the second half of 1996. Hyundai has assumed the Maxtor Supply Agreement. Hyundai recently announced its intention to develop and manufacture disks for use in Maxtor disk drives, supplementing Maxtor's current suppliers base. There can be no assurance that Hyundai will order disks in excess of its contractual obligations or that the Company will continue to qualify new products in sufficient quantity to meet the unit volumes agreed to in the agreement.


     Consolidation within the disk drive industry has reduced the number of potential customers to whom the Company could market its products. In addition to the Seagate acquisition of Conner, Quantum Corporation ("Quantum") recently announced its intention to close all of its manufacturing operations in the United States and overseas and to transfer all manufacturing production to Matsushita Kotobuki Electronics of Japan ("MKE"), its long-term contract manufacturing partner. While Quantum was a customer of the Company in 1994, MKE has never been a significant customer of the Company. Given the relatively small number of independent hard disk drive manufacturers who require an independent source of thin film disks, as well as the consolidations and changes which have occurred and are continuing to occur in the industry, there can be no assurance that the Company's efforts to diversify its customer base will be successful. If they are not successful, the Company will continue to be dependent on a relatively limited number of customers, the loss of, or the reduction in orders by, any one of which could have a material adverse effect on the Company's business, results of operations and financial condition.



     Uncertainties Associated with Supply Agreement with Seagate. In June 1995, the Company entered into a Supply Agreement with Seagate (the "Seagate Supply Agreement") pursuant to which the Company agreed to establish the Dedicated Facility in Singapore by mid-1996 to manufacture disks for Seagate. The Company has expended significant financial and management resources to construct and begin operations at such facility. If the Company does not successfully complete the facility by mid-1996, Seagate can elect to terminate the Seagate Supply Agreement without any financial obligation to the Company. While construction of the Dedicated Facility to date has been on schedule, there can be no assurance that the Company will be able to complete the Dedicated Facility on a timely basis.



     Even if the Company completes the Dedicated Facility on a timely basis, while Seagate will be required to purchase the disks manufactured at the Dedicated Facility through March 31, 1999, each new line in the Dedicated Facility as well as the products manufactured on that line must be qualified by Seagate before products can be delivered to Seagate. To date, the Company has qualified one line in the Dedicated Facility. Additionally, there is no requirement that Seagate's purchases from the Dedicated Facility must be in addition to the level of purchases presently being made by Seagate from the Company's other facilities and the favorable pricing provisions of the Seagate Supply Agreement would incentivize Seagate to shift its purchases to the Dedicated Facility. Seagate is presently the Company's largest customer. To the extent that Seagate shifts the manufacture of its current level of purchase orders to the Dedicated Facility from the Company's other facilities, particularly as it increases its own internal disk manufacturing capacity, the Seagate Supply Agreement and Dedicated Facility may not result in increased sales to Seagate and could, absent additional orders from other customers, result in significant excess capacity for the Company with resulting adverse impacts on the Company's results of operations, particularly net sales and gross margins. See "-- Variability in Gross Margins and Operating Results."



     Variability in Gross Margins and Operating Results. The Company's gross margins have fluctuated and will continue to fluctuate quarterly and annually based upon a variety of factors such as the level of utilization of the Company's production capacity, changes in product mix, average selling prices, demand or manufacturing yields, increases in production and engineering costs associated with initial production of new programs, changes in the cost of or limitations on availability of materials and labor shortages. During 1995 and the first quarter of 1996, the Company reported a gross margin of 27% and 28%, respectively. Management does not believe that these gross margins are sustainable. The purchase price of disks under the Seagate Supply Agreement is calculated based upon a pricing formula which results in gross margins that are generally lower than the Company's current gross margins. Accordingly, to the extent the Dedicated Facility becomes fully operational in the third quarter of 1996, the Company's overall gross margins are likely to decline. This adverse impact will be exacerbated to the extent that Seagate shifts its purchase orders to the Dedicated Facility from the Company's other facilities rather than increase its level of purchases from the Company. Generally, new products have higher average selling prices than more mature products. Therefore, the Company's ability to introduce new products in a timely fashion is an important factor in its ability to maintain gross and operating margins. Moreover, manufacturing yields and production capacity utilization impact the Company's gross margins. New products often initially have lower manufacturing yields and generally are initially produced in lower quantities than more mature products. Manufacturing yields generally improve as the product matures and production volumes increase. Manufacturing yields also vary depending on the complexity and uniqueness of product specifications. Because the thin film disk industry is capital intensive and requires a high level of fixed costs, gross margins are also extremely sensitive to changes in volume. Assuming fixed product prices, small variations in manufacturing yields and productivity generally have a significant impact on gross margins. Additionally, decreasing demand for the Company's products generally results in reduced average selling prices and low capacity utilization which, in turn, adversely affects gross margins and operating results. The Company's business is also characterized by short term orders and shipment schedules which typically can be modified or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory based on forecasts of customer demands, which often fluctuate substantially. These factors have caused and will continue to cause fluctuations in the Company's gross margins and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Backlog."



     Dependence on Intensely Competitive Hard Disk Drive Industry; Risk of Excess Industry Capacity. The demand for the Company's thin film disks depends solely upon the demand for hard disk drives. This market is characterized by short product life cycles and rapid technological change and has experienced large fluctuations in product demand. The disk drive industry also has been characterized by periods of oversupply, reductions in customer forecasts, price erosion, and reduced production levels. The effect of these cycles on suppliers, including thin film disk manufacturers, has been magnified by hard disk drive manufacturers' practice of ordering components in excess of their needs during periods of rapid growth, which increases the severity of the drop in the demand for components during periods of contraction. A decline in demand for hard disk drives would have a material adverse effect on the Company's business, operating results and financial condition.



     The effect of these cycles may be magnified by increased disk production capacity. The Company's principal customers and many of its competitors and potential customers are currently engaged in substantial efforts to increase disk manufacturing capacity in light of the apparent imbalance between current levels of demand for disks and existing industry capacity. These efforts should result in significant additional capacity in the industry over the next six to 18 months. To the extent these efforts result in industry capacity in excess of levels of demand, the Company could experience increased levels of competition which could materially adversely impact the Company's business, results of operations, and financial condition. In addition, in the event of an oversupply of disks, customers who have developed an internal supply of disks are likely to utilize their internal capacity prior to purchasing disks from independent suppliers such as the Company. See "Business -- Competition."



     Dependence on New Manufacturing Facilities for Future Growth. Because the Company has been operating at close to full capacity, growth in the Company's net sales in the near term depends on the successful expansion by the Company of its manufacturing capacity and, in particular, the completion of, and the successful commencement of volume production at, the Dedicated Facility. Although the Company has improved its productivity in Santa Clara, California, there can be no assurance that it will be able to continue to do so. The Company's primary expansion efforts have been, and in the near-term will continue to be, focused on expanding its Singapore production facilities, particularly the Dedicated Facility. While disks produced on the first sputter line in the Dedicated Facility were shipped to Seagate in the first quarter of 1996, the facility is not yet fully operational and there can be no assurance that it will become fully operational on a timely basis. See "-- Risks of International Sales and Manufacturing."



     Rapid Technological Change. The thin film disk industry is characterized by rapid technological change, short product life cycles, and price erosion. Product lives are typically six to twelve months in duration. Although the Company is continually developing new products and production techniques, there can be no assurance that the Company will be able to anticipate technological advances and develop products incorporating such advances in a timely manner or to compete effectively against competitors' new products. In addition, there can be no assurance that the Company's new products can be produced in full volume at reasonable yields or that the Company will develop new products or processes which ultimately are adopted by the industry. The Company's operating results and financial condition could be materially adversely affected if these efforts are not successful or if the technologies that the Company has chosen not to develop prove to be competitive alternatives. See "Business -- StorMedia Solution and Strategy" and "-- Research and Development."


     Rapid Changes in Customer and Product Mix. Due to the rapid and frequent development of new disk drive products, it is common in the industry for the relative mix of customers and products to change rapidly, even from quarter to quarter. For example, in the first quarter of 1995 sales to Seagate and Maxtor represented approximately 41% and 55% of net sales, respectively, while in the second quarter of 1995 sales to Seagate and

Maxtor represented approximately 68% and 31% of net sales, respectively. In addition, in the fourth quarter of 1995, 3% of the Company's unit sales were of 2 1/2 inch disks, whereas in the first quarter of 1996, 15% of the Company's unit sales were of 2 1/2 inch disks. At any one time the Company typically supplies disks in volume for only five to ten disk drive products, with the mix of such products shifting continually. While the Company has entered into supply agreements with its two largest customers, there can be no assurance that Seagate and Maxtor will place orders beyond the minimums required in such supply agreements. In the event the Company cannot fulfill the requirements of the Seagate Supply Agreement or the Maxtor Supply Agreement, Seagate and Maxtor, respectively, can elect to terminate such agreements. Termination of either the Seagate Supply Agreement or the Maxtor Supply Agreement or a significant reduction in the level of orders by either Seagate or Maxtor, could materially adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations," "Business -- Customers and Marketing" and "-- Competition."



     Disk drive manufacturers demand a variety of thin film disks with differing design, performance and cost characteristics. Thin film disk suppliers, such as the Company, are required to work closely with such manufacturers in order to develop products that will be used in the manufacturers' designs. Thin film disk suppliers seek to have their products "designed in" to a particular disk drive and to be qualified as a primary supplier for new programs. The design-in process is ongoing and frequent and the Company must compete for participation in each product program including those of existing customers. In the event the Company's products do not become designed into a particular disk drive program on a timely basis, the Company could be excluded as a supplier of disks for such program entirely or could become a secondary source of supply for such program, which typically results in lower sales and lower gross margins. Consistent inability to become designed into a disk drive program would have a material adverse effect on the Company's results of operations. See
"Business -- StorMedia Solution and Strategy."



     Intense Competition. The disk drive industry and thin film disk industry are both characterized by intense competition. The Company's primary competitors are Komag Incorporated, HMT Technology Corporation, Akashic Memories Corporation, Showa Denko K.K., Mitsubishi Kasei Corporation and Fuji Electric Company Ltd. among independent disk manufacturers. With respect to disks based on glass/ceramic substrates, the Company's principal competitor is Hoya Corp. Most of these companies have significantly greater financial, technical and marketing resources than the Company. IBM and several disk drive manufacturers, including Seagate and Western Digital, currently produce thin film disks internally for their own use. Seagate's expressed corporate strategy is to be a vertically integrated disk drive manufacturer and to pursue sales to third parties of its disk drive components. Hyundai recently announced its intention to develop and manufacture disks for use in Maxtor disk drives, supplementing Maxtor's current supplier base. These companies could increase their internal production to supply their requirements and cease purchasing from independent disk suppliers. Moreover, these companies could make their products available for distribution in the market as direct competitors of the Company. Additionally, other disk drive manufacturers, such as Quantum, may decide to produce disks for internal use. Any of these changes would reduce the already small number of current and potential customers and increase competition for the remaining market. Such competition could materially adversely affect the Company's business and results of operations. In addition, because of the limited number of potential customers in the disk drive industry, the loss of one or more of its customers through consolidations, adverse financial circumstances or otherwise could have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry" and "Business -- Competition."



     Dependence on Suppliers. The Company relies on a limited number of suppliers and, in some cases, a sole supplier, for certain materials used in its manufacturing processes, including glass/ceramic substrates, texturizers, plating chemicals, tapes, slurries, certifier heads, sputter targets and certain other materials. In addition, the Company relies on a single source to build and supply some portions of its customized sputtering equipment. In the past, the Company has had to provide financial assistance to this equipment vendor in order to maintain a source for such equipment. Shortages may occur in the future or supplies could be available only with lead times of approximately three to six months. Changing suppliers for certain materials such as the lube or buffing tape used in the Company's products would require that the product be requalified with each customer. Requalification could prevent early design-in wins or could prevent or delay continued participation in disk drive programs into which the Company's products have been qualified. In addition, long lead times of three to six months are required to obtain many materials. Regardless of whether these materials are available from established or new sources of supply, these lead times could impede the Company's ability to respond quickly to changes in demand. Any limitations on the supply of components, materials or equipment could disrupt or limit the Company's production volume and could have a material adverse effect on the Company's business, results of operations and financial condition. Further, a significant increase in the price of one or more of these components could adversely affect the Company's results of operations. See "Business -- Manufacturing."



     Shortage of Substrate Plating and Polishing Services. The Company's ability to increase its volume in the future depends on the availability of plated and polished substrates. The Company believes a shortage of plated and polished substrates could occur in 1996. To address the shortage, the Company intends to use a portion of the proceeds of this offering to complete a manufacturing facility in Singapore to produce plated and polished substrates. In addition, the Company has entered into a strategic relationship with one of its suppliers of plated and polished substrates and is assisting this supplier to increase its capacity to supply plated and polished substrates to the Company. The Company has an option to acquire this supplier. If the Company is unable to increase its supply of plated and polished substrates for any reason or if plated and polished substrates are not available on favorable terms, the Company may not be able to produce disks at its manufacturing facilities. In addition, such a shortage could prevent the Company from accepting new orders or meeting delivery obligations under existing contracts, including its supply agreements with Seagate and Maxtor, which could materially and adversely affect the Company's business, results of operations and financial condition. See
"Business -- Manufacturing."



     Risks Associated With New Substrate Facility. The Company has begun establishing a substrate manufacturing operation in Singapore. This facility requires the expenditure of significant financial and management resources. In addition to the usual risks of establishing a new manufacturing facility, such as the completion of the buildings, installation of equipment, implementation of systems, procedures and controls and the hiring and training of qualified personnel, there are unique risks associated with this facility. First, the Company is vertically expanding its business to include the process of grinding aluminum blanks which occurs prior to the nickel plating process. While the Company believes it has the expertise to establish this process, this will be the Company's first substrate facility and there can be no assurance that it will be completed in a timely, cost-effective manner or that it will produce high quality and low cost aluminum substrates. Second, the facility is being established in Singapore and will be the first facility of this type in Singapore. Manufacturing and other problems which occur in connection with the commencement and expansion of operations at this facility could materially adversely affect the Company's results of operations and financial condition. See "Business -- Manufacturing."



     Future Capital Needs. The Company believes that in order to achieve its expansion objectives, it will need significant additional financial resources over the next several years for capital expenditures, working capital and research and development. The Company expects to spend approximately $100 million on capital expenditures during 1996 for expansion of its facilities including investments in the Dedicated Facility, the Substrate Facility and other capital expenditures. The Company believes it will be able to fund these expenditures from a combination of the proceeds of this offering, existing cash balances and cash from operations. If the Company decides to expand its facilities further or sooner than presently contemplated or requires capital for other purposes, it will require additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company or, if available, will be available on favorable terms. If the Company is unable to obtain sufficient capital, it could be required to curtail its capital equipment, working capital and research and development expenditures which could adversely affect the Company's future years' operations and competitive position. Conversely, overexpansion due to the failure to accurately predict future demand for its products could have a material adverse effect on the Company's future operating results and could cause fluctuations in the Company's results of operations. See "Manage-ment's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Dependence on Personnel. The Company's future operating results depend in significant part upon the continued contributions of its officers and personnel, many of whom would be difficult to replace. At present the Company does not have employment agreements with any employee. The Company maintains a $4.0 million key person life insurance policy (with $3.0 million of proceeds payable to the Company) on the life of its Chairman of the Board and Chief Executive Officer, William J. Almon, but not on the lives of other key persons. The loss of any of its officers or other key personnel could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, the production of thin film disks requires employees skilled in highly technical and precise production processes with expertise specific to thin film disk production. The Company's future operating results depend in part upon its ability to attract, train, retain and motivate other qualified management, technical, manufacturing, sales and support personnel for its operations both in California and in Singapore. Competition for such personnel is intense, especially since many of the Company's competitors are located near the Company's facilities in Santa Clara, California. There can be no assurance that the Company will be successful in attracting or retaining such personnel. Hiring qualified personnel in Singapore is made more difficult because Singapore has substantially full employment at the present time and because the Company was the first manufacturer of thin film disks and will be the first manufacturer of substrates with operations in Singapore. The loss of the services of existing personnel as well as the failure to recruit, train and retain additional personnel in a timely manner could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Employees."



     Intellectual Property and Proprietary Rights. The Company regards elements of its manufacturing process, product design and equipment as proprietary and seeks to protect its proprietary rights through a combination of employee and third party non-disclosure agreements, internal procedures and, increasingly, patent protection. The Company has had four U.S. patents issued to it, has an additional application allowed and has twelve additional patent applications (five of which are provisional applications) pending in the United States. The Company intends to file additional U.S. applications as appropriate for patents covering its products and manufacturing processes. There can be no assurance that patents will be issued with respect to any of the Company's allowed patent applications, that patents will be issued or be allowed with respect to any of the Company's other pending applications, or that claims allowed on any existing or future patents will be sufficiently broad to protect the Company's technology. There can also be no assurance that any patents now or hereafter held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. In addition, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights, there can be no assurance that these measures will be successful. The Company believes, however, that, because of the rapid pace of technological change in the disk and disk drive industries, the legal protections for its products are less significant factors in the Company's success than the innovative skills, experience and technical competence of its employees.



     The Company has from time to time been notified of, or has otherwise been made aware of, claims that it may be infringing upon patents or other proprietary intellectual property owned by others. If it appears necessary or desirable, the Company may seek licenses under such patents or proprietary intellectual property. Although patent holders commonly offer such licenses, no assurance can be given that licenses under such patents or proprietary intellectual property will be offered or that the terms of any offered licenses will be acceptable to the Company. The Company has been contacted by IBM concerning the Company's interest in licensing a patent. Based upon an opinion of its patent counsel, the Company believes that no license is required because the Company does not believe that it is practicing any invention covered by the IBM patent. There can be no assurance, however, that IBM will not pursue its claim. The Company is also aware of pending litigation between Virgle L. Hedgcoth and Mitsubishi Kasei Corporation regarding certain disk preparation techniques allegedly patented by Mr. Hedgcoth (the "Hedgcoth Patents"). These disk preparation techniques are used by most disk manufacturers, including the Company. The Company believes that the

Hedgcoth Patents are not valid because of prior commercial activities by other companies utilizing the technology covered. However, should Mr. Hedgcoth prevail in such litigation and elect to pursue the Company, the Company would be forced to either litigate any infringement claims, execute a license, if available, or design around the patents, which the Company believes is possible. The failure to obtain a key patent license or a license to key proprietary intellectual property from a third party could cause the Company to incur substantial liabilities and possibly to suspend the manufacture of the products utilizing the patented or proprietary invention either of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Intellectual Property and Proprietary Rights."

     Environmental Issues. The Company's operations and manufacturing processes are subject to certain federal, state, local and foreign environmental protection laws and regulations. These laws and regulations relate to the Company's use, handling, storage, discharge and disposal of certain hazardous materials and wastes, the pre-treatment and discharge of process waste waters, and the control of process air pollutants. The Company has from time to time been notified of minor violations concerning its waste water discharge permits, air quality regulations and hazardous material regulations. The Company has implemented corrective action plans to remedy these violations and has put in place procedures to effectuate continued compliance with these laws and regulations. The Company has also initiated safety programs and training of personnel on safe storage and handling of hazardous materials and wastes. The Company believes that it is in compliance in all material respects with applicable environmental regulations and does not anticipate any material capital expenditures for environmental related matters. Environmental laws and regulations, however, may become more stringent over time and there can be no assurances that the Company's failure to comply with either present or future regulations would not subject the Company to significant compliance expenses, production suspensions or delay, restrictions on expansion at its present locations or the acquisition of costly equipment.

     The Company's Santa Clara, California facility is located near major earthquake faults. Disruption of operations at any of the Company's production facilities for any reason, including work stoppages or natural disasters such as fire, floods or earthquakes, would cause delays in or an interruption of production and shipment of products and would negatively affect the Company's business, results of operations and financial condition. See
"Business -- Environmental Matters" and "-- Legal Proceedings."


     Risks of International Sales and Manufacturing. In 1995 and in the first quarter of 1996, international sales (sales delivered to customers in the Far East, including foreign subsidiaries of domestic companies) accounted for over 95% of the Company's net sales, and the Company anticipates that international sales will continue to represent the substantial majority of its net sales. Accordingly, the Company's operating results are subject to the risks inherent in international sales, including compliance with or changes in the law and regulatory requirements of foreign jurisdictions, fluctuations in exchange rates, tariffs or other barriers, exposure to taxes in multiple jurisdictions and transportation delays and interruptions. Although presently all of the Company's sales are made in U.S. dollars, including sales from its Singapore facility, a portion of the Company's expenses must be paid in Singapore dollars. Future international sales may be denominated in foreign currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's results of operations. Additionally, the Company's international business may be materially adversely affected by fluctuations in currency exchange rates, increases in duty rates, exchange or price controls or other restrictions on foreign currencies and difficulties in obtaining export licenses. Moreover, the Company's efforts to expand its manufacturing operations are concentrated in Singapore. This expansion requires the Company to implement and monitor new systems, procedures and controls and to attract, train, motivate and manage qualified employees effectively. These risks are exacerbated by the distance of the Singapore facilities from the Company's California headquarters, the fact that the Company was the first thin film disk manufacturer and will be the first substrate manufacturer with a facility in Singapore and the fact that Singapore has substantially full employment. These risks will increase as production increases at the Singapore facilities. Due to the anticipated expansion of the Company's manufacturing operations in Singapore, the impact of the foregoing factors on the Company's business, results of operations and financial condition could be material and adverse. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing."

     Control by Existing Stockholders and Anti-takeover Effects. Upon the closing of the offering and based on shares outstanding at April 30, 1996, directors, officers and holders of 5% or more of the outstanding shares of Common Stock of the Company will own 27.8% of the outstanding shares of Common Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Bylaws and Delaware law, including the provisions of Section 203 of the Delaware General Corporation Law, which restrict the ability of a major stockholder to acquire the Company, may also discourage certain transactions involving a change in control of the Company. In addition to the foregoing, the ability of the board of directors to issue "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."



     Volatility of Stock Price. The trading price of the Company's Class A Common Stock has increased substantially since the Company's initial public offering in May 1995 and has been and is likely to continue to be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of new facilities, new customers, volume purchase agreements, consolidations in the industry, technological innovations or new products by the Company or its competitors, developments in patents or other intellectual property rights, general conditions in the computer industry, revised earnings estimates, comments or recommendations issued by analysts who follow the Company, its competitors or the disk drive industry and general economic and market conditions. In addition, it is possible that in some future period the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Class A Common Stock could be materially adversely affected. Additionally, the stock market in general, and the market for technology stocks in particular, have experienced extreme price volatility in recent years. Volatility in price and volume has had a substantial effect on the market prices of many technology companies for reasons unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could have a significant impact on the market price of the Class A Common Stock. See "Price Range of Common Stock."


     Benefits of the Offering to Selling Stockholders. Existing stockholders will be selling 1,500,000 shares of the Common Stock offered hereby. The price per share paid by the Selling Stockholders for their shares is a fraction of the proposed public offering price for the Common Stock offered hereby.


     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Class A Common Stock in the public market after this offering could adversely affect the market price of the Company's Class A Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriters."

                                  THE COMPANY


     StorMedia Incorporated is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers. The Company designs, develops, manufactures and sells disks in 2 1/2 inch and 3 1/2 inch sizes. Within each size, the Company provides a range of coercivities, fly heights and disk thicknesses to meet specific customer requirements. The Company manufactures disks based on both aluminum and glass/ceramic substrates. The Company's strategy is to combine leading disk technology with high volume manufacturing expertise to serve the growing and technologically demanding hard disk drive market. StorMedia seeks to address the competitive pressures of the disk drive industry by providing advanced products at competitive prices, developing new technologies and improving manufacturing efficiency. The Company collaborates with customers during the design phase of new disk drives, enhancing its ability to bring new products to market on a timely basis and increasing the likelihood that its disks will be designed into customers' new disk drive products. The Company currently sells its disks primarily to Seagate and Maxtor, two of the leading independent hard disk drive manufacturers.



     The Company currently employs a proprietary, multi-chamber sputtering system to deposit multiple layers of magnetic material on a disk. This process facilitates the Company's ability to make adjustments to the materials sputtered on the disk, enhancing its ability to modify the coercivity and other characteristics of its output in order to meet customer requirements.


     The Company has developed a "modular" manufacturing strategy pursuant to which it builds smaller scale production lines that can be installed, modified or expanded comparatively quickly and inexpensively. This "modular" strategy allows the Company to incrementally increase capacity, to rapidly adapt manufacturing equipment to new product technology and to rapidly achieve high volume manufacturing capabilities. The ability to implement new technology processes quickly is critical to achieving the Company's goal of having its products designed into its customers' products. This ability also allows the Company to meet its customers' increasingly rapid time-to-market demands. In addition, drawing upon its past experience as a high volume, low cost producer, the Company has expended significant efforts on the internal development of equipment and manufacturing processes which the Company believes provides it with lower capital costs.


     The Company has located its manufacturing facilities in Santa Clara, California and Singapore, in close proximity to its customers. StorMedia was the first and is the largest independent manufacturer of thin film disks in Singapore, where, according to the Singapore Economic Development Board, over 45% of hard disk drives produced worldwide were manufactured in 1995. In September 1995, the Company began construction of a second Singapore facility dedicated to the manufacture of disks for Seagate. During the first quarter of 1996, the Company began shipping disks from its first sputter line in the Dedicated Facility. The Company expects that this facility to be fully operational by mid-1996.


     To address an anticipated shortage of substrates, the Company announced in May 1996 that it had begun to establish a substrate manufacturing facility in Singapore. In addition, the Company has entered into a strategic relationship with one of its substrate suppliers and is assisting this supplier in increasing its capacity to supply substrates to the Company.

                                     * * *


     The Company was formed in May 1994 to acquire the thin film division (the "Predecessor") of Nashua Corporation ("Nashua"). The Company purchased substantially all of the assets (excluding certain accounts receivable) and assumed certain liabilities (the "Acquisition") of the Predecessor. The Company's principal offices are located at 390 Reed Street, Santa Clara, California 95050 and its telephone number is (408) 327-8000. As used in this Prospectus, the terms "Company" and "StorMedia" refer to StorMedia Incorporated, a Delaware corporation, and, when the context so requires, its wholly-owned subsidiaries, StorMedia International Ltd., a Cayman Islands corporation, and StorMedia Foreign Sales Corporation, a U.S. Virgin Islands corporation, as well as the business and operations of the Predecessor.

                              RECENT DEVELOPMENTS


     In the first quarter of 1996, the Company's net sales were $61.2 million, gross profit was $17.1 million and earnings per share were $0.52 as compared to net sales of $27.9 million, gross profit of $6.1 million and earnings per share of $0.18 in the first quarter of 1995. This represented an increase of 119% in net sales in the first quarter of 1996 as compared to the first quarter of 1995. The increase in net sales was primarily due to an increase in unit volume and secondarily due to an increase in average selling price. The principal factors contributing to the increase in unit volumes were the additional capacity provided by the initial manufacturing facility in Singapore and improved utilization of production capacity. The increase in average selling price was principally attributed to the introduction of new products and continued high levels of demand for thin film disks.



     During the first quarter of 1996, the Company began shipping disks from its first sputter line in the Dedicated Facility. The Company expects this facility to be fully operational by mid-1996. On May 16, 1996, the Company announced it had begun to establish a facility in Singapore to produce substrates for its media operations. This facility is scheduled to begin production in the third quarter of 1996 and to be fully operational by year end.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Class A Common Stock offered by the Company hereby are estimated to be approximately $75.2 million (based upon an assumed offering price of $26 1/2 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company expects to use the net proceeds received from this offering for capital expenditures primarily to complete the Substrate Facility in Singapore and to further expand manufacturing capacity. In addition to completing the Dedicated Facility and further expanding production capacity at its initial manufacturing facility in Singapore, the Company is planning for the construction of a third and larger manufacturing facility in Singapore to secure space for future capacity expansion, as required. A portion of the net proceeds may also be used for working capital and other general corporate purposes. In addition, as part of its expansion strategy, the Company considers acquiring or expanding its operations into complementary businesses, products, assets or technologies. Although currently there are no material agreements or understandings with respect to any such activities, the Company may use a portion of the proceeds to respond to any such opportunities as they arise. Pending such uses, the Company intends to invest the net proceeds in interest-bearing deposit accounts, certificates of deposit or similar short-term investment grade financial instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Class A Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. In addition, the payment of cash dividends by the Company to its stockholders is currently prohibited by the Company's bank revolving line of credit. See Note 5 of Notes to Consolidated Financial Statements. On April 29, 1996, the Company declared a three-for-two stock split in the form of a stock dividend payable on May 28, 1996 to stockholders of record on May 13, 1996.

                          PRICE RANGE OF COMMON STOCK

     The Company's Class A Common Stock has been traded on the Nasdaq National Market under the symbol "STMD" since the Company's initial public offering on May 4, 1995. The following table sets forth for the periods indicated the high and low closing sale prices for the Class A Common Stock after giving effect to the Company's three-for-two stock split effective May 28, 1996.

                                                                            HIGH     LOW
                                                                           ------   ------
    Fiscal Year Ended December 31, 1995
      Second Quarter (from May 4, 1995)..................................  $21.00   $10.67
      Third Quarter......................................................   36.00    21.33
      Fourth Quarter.....................................................   33.17    22.00
    Fiscal Year Ending December 31, 1996
      First Quarter......................................................  $24.33   $15.00
      Second Quarter (through May 21, 1996)..............................   29.33    15.92


     On May 24, 1996, the closing price on the Nasdaq National Market for the Company's Class A Common Stock was $39 3/4 per share or $26 1/2 per share after giving effect to the Company's three-for-two stock split effective May 28, 1996. As of April 24, 1996, there were approximately 70 holders of record of Common Stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 29, 1996 on (i) an actual basis, and (ii) as adjusted to give effect to the sale of 3,000,000 shares of Class A Common Stock offered by the Company hereby at an assumed offering price of $26 1/2 per share and after deducted estimated underwriting discounts and commissions and offering expenses payable by the Company and application of the net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                             MARCH 29, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                              SHARE DATA)
Long-term debt, less current portion(1)...............................  $     32      $      32
Put options(2)........................................................    12,363         12,363
Equity:
  Preferred Stock, $0.01 par value; 1,000,000 shares authorized, no
     shares issued or outstanding.....................................        --             --
  Class A Common Stock, $0.013 par value; 50,000,000 shares
     authorized; 12,761,265 shares issued and outstanding; 15,761,265
     shares issued and outstanding as adjusted(3).....................       170            210
  Class B Common Stock, $0.013 par value; 5,000,000 shares authorized;
     4,362,001 shares issued and outstanding and as adjusted(3).......        58             58
Additional paid-in capital............................................   109,907        185,092
Deferred compensation.................................................        (9)            (9)
Retained earnings.....................................................    33,652         33,652
                                                                        --------     -----------
       Total equity...................................................   143,778        219,003
                                                                        --------     -----------
          Total capitalization........................................  $156,173      $ 231,398
                                                                        ========      =========


- ---------------

(1) For information concerning the Company's indebtedness outstanding at March 29, 1996, see Note 6 of Notes to Consolidated Financial Statements.

(2) As of April 29, 1996 the Company had settled all of its outstanding put options through cash settlements at a cost of $1.7 million.


(3) Excludes (i) 2,179,482 shares of Class A Common Stock issuable upon exercise of options outstanding as of March 29, 1996 and (ii) 1,736,413 shares of Class A Common Stock reserved for future grant under the Company's 1994 Incentive Stock Option Plan, as amended, 1995 Director Option Plan and 1995 Employee Stock Purchase Plan, as amended, as of April 29, 1996. See Note 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data for the years ended December 31, 1992, 1993, 1994 and 1995 have been derived from the audited consolidated financial statements of the Company and the Predecessor included elsewhere in this Prospectus. The selected financial data as of and for the year ended December 31, 1991 have been derived from the Predecessor's unaudited accounting records. In the opinion of management, all adjustments necessary for a fair presentation of the information are set forth therein. The pro forma results of operations for the year ended December 31, 1994 are based upon assumptions deemed reasonable by management and are not necessarily indicative of results of operations that would have been attained had the transactions described in footnote (1) herein actually occurred on the dates indicated. The selected data presented below for the three months ended March 31, 1995 and March 29, 1996 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, all necessary adjustments (consisting of acquisition related adjustments and normal recurring adjustments) for a fair presentation of the information are set forth therein. The results of operations for the three months ended March 29, 1996 are not necessarily indicative of the results to be expected for the full year. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                PREDECESSOR
                                     ----------------------------------
                                                                                                          COMPANY
                                                                                           --------------------------------------
                                                                                                             THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                           YEAR ENDED     ----------------------
                                     ----------------------------------                    DECEMBER 31,    MARCH 31,    MARCH 29,
                                                     1992        1993                          1995          1995         1996
                                                    -------    --------                    ------------    ---------    ---------
                                                                            PRO FORMA
                                                                           PREDECESSOR/
                                                                             COMPANY
                                                                             COMBINED
                                                                            YEAR ENDED
                                        1991                               DECEMBER 31,
                                     -----------                             1994(1)
                                                                           ------------
                                     (UNAUDITED)
                                                                           (UNAUDITED)                          (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales..........................   $  22,476     $56,706    $ 77,145      $ 81,766        $161,455       $27,880      $61,156
Costs of sales.....................      35,936      54,957      64,352        65,509         117,827        21,818       44,047
                                       --------     -------    --------       -------        --------       -------      -------
  Gross profit (loss)..............     (13,460)      1,749      12,793        16,257          43,628         6,062       17,109
Operating Expenses:
  Research and development.........       4,010       5,022       5,417         5,010           9,269         1,692        3,708
  Selling, general and
    administrative.................       5,502       5,749       7,117         3,883           5,435         1,008        2,050
  Restructuring charge.............          --          --      24,916            --              --            --           --
                                       --------     -------    --------       -------        --------       -------      -------
        Total operating expenses...       9,512      10,771      37,450         8,893          14,704         2,700        5,758
                                       --------     -------    --------       -------        --------       -------      -------
Operating earnings (loss)..........     (22,972)     (9,022)    (24,657)        7,364          28,924         3,362       11,351
Interest income (expense), net.....          10          --          --        (1,083)             76          (567)         485
                                       --------     -------    --------       -------        --------       -------      -------
Earnings (loss) before income tax
  expense..........................     (22,962)     (9,022)    (24,657)        6,281          29,000         2,795       11,836
Income tax expense.................          --          --          --         2,386           7,842           759        2,367
                                       --------     -------    --------       -------        --------       -------      -------
Net earnings (loss)................   $ (22,962)    $(9,022)   $(24,657)     $  3,895        $ 21,158       $ 2,036      $ 9,469
                                       ========     =======    ========       =======        ========       =======      =======
Earnings per share.................                                          $   0.35        $   1.38       $  0.18      $  0.52
                                                                              =======        ========       =======      =======
Shares used in per share
  computation......................                                            11,175          15,338        11,175       18,309
                                                                              =======        ========       =======      =======

                                                        PREDECESSOR
                                            -----------------------------------                        COMPANY
                                                                                     --------------------------------------------
                                                    AS OF DECEMBER 31,                    AS OF DECEMBER 31,
                                            -----------------------------------      ----------------------------
                                                             1992        1993            1994            1995
                                                            -------     -------      ------------    ------------        AS OF
                                                                                                                       MARCH 29,
                                                                                                                         1996
                                               1991                                                                   -----------
                                            -----------                                                               (UNAUDITED)
                                            (UNAUDITED)
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...........................    $ 3,552       $ 8,442     $13,147        $  1,736        $ 74,052        $  51,795
Total assets..............................     34,706        43,027      22,708          46,767         181,597          198,679
Long-term debt, less current portion......         --            --          --          12,806             111               32
Redeemable preferred stock................         --            --          --           4,750              --               --
Put options...............................         --            --          --              --          20,605           12,363
Total equity..............................     31,492        36,011      18,405           3,599         132,614          143,778

- ---------------

(1) Includes the results of operations for (i) the Predecessor for the period from January 1, 1994 through May 19, 1994 and (ii) the Company for the period May 20, 1994 through December 31, 1994, as if the Acquisition had been consummated on January 1, 1994 and reflects for the period January 1, 1994 through May 19, 1994 an increase in interest expense for debt issued in connection with the Acquisition and upon the initial capitalization of the Company, a decrease in depreciation and charges by Nashua, and related pro forma income tax effects. Net sales and net earnings for the Predecessor for the period from January 1, 1994 through May 19, 1994 were $26,168 and $384, respectively. Net sales, net earnings, and earnings per share for the Company for the period from May 20, 1994 through December 31, 1994 were $55,598, $3,393, and $0.30, respectively. See Note 12 of Notes to Consolidated Financial Statements. The pro forma statement of operations may not be indicative of future operating results.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in such forward-looking statements as a result of various factors including those set forth under "Risk Factors" and elsewhere in this Prospectus and other risks detailed from time to time in the Company's reports filed with the Commission.


OVERVIEW


     The Company's business is focused on sales of disks to hard disk drive manufacturers. The disk drive industry is characterized by short product life cycles, rapid technological change, significant fluctuations in product demand, periods of oversupply, reductions in customer forecasts, price erosion and reduced production levels. The disk industry is also capital intensive. The Company is expending significant capital to expand its operations. Failure to accurately predict future demand could have a material adverse effect on the Company's future operating results and could cause fluctuations in the Company's quarterly and annual operating results. See "Risk Factors -- Dependence on Intensely Competitive Hard Disk Drive Industry; Risk of Excess Industry Capacity" and "-- Future Capital Needs."



     In June 1995, the Company entered into the Seagate Supply Agreement under which the Company agreed to establish the Dedicated Facility for Seagate by mid-1996. Seagate has committed to purchase all of the disks manufactured at the new facility at a formula price through March 31, 1999. The Company is bringing the new Dedicated Facility on line in stages. The first line began producing disks for Seagate in the first quarter of 1996 and the facility is scheduled to be completed by mid-1996. Additionally, in November 1995, the Company signed the multi-year Maxtor Supply Agreement, pursuant to which the Company will significantly increase the number of disks which it supplies to Maxtor beginning in the second half of 1996. Because the Company has been operating at close to full capacity, growth in net sales in the near term as well as fulfillment of the Company's obligations under these contracts depends on the successful expansion by the Company of its manufacturing capacity and the completion of, and the successful commencement of volume production at, the Dedicated Facility. The Company's ability to increase its volume in the future depends on the availability of plated and polished substrates. The Company believes a shortage of plated and polished substrates could occur in 1996. To address the shortage, the Company intends to use a portion of the proceeds of this offering to complete a manufacturing facility in Singapore to produce plated and polished substrates. Commencement of production at a new facility involves numerous risks and uncertainties, including the possibility of lower product yields, inability of the Company to implement new systems and controls and difficulties of hiring a sufficient number of trained employees to operate the facility. Manufacturing and other problems which occur in connection with the commencement and expansion of operations at its existing and new facilities could adversely affect the Company's results of operations. See "Risk Factors -- Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry,"
"-- Uncertainties Associated with Supply Agreement with Seagate," "-- Dependence on New Manufacturing Facilities for Future Growth," "-- Dependence on Intensely Competitive Hard Disk Drive Industry; Risk of Excess Industry Capacity,"
"-- Shortage of Substrate Plating and Polishing Services" and "-- Risks Associated With New Substrate Facility."



     The Company's gross margins have fluctuated and will continue to fluctuate quarterly and annually based upon a variety of factors such as the level of utilization of the Company's production capacity, changes in product mix, average selling prices, demand or manufacturing yields, increases in production and engineering costs associated with initial production of new programs, changes in the cost of or limitations on availability of materials and labor shortages. During 1995 and the first quarter of 1996, the Company reported a gross margin of 27% and 28%, respectively. Management does not believe that these gross margins are sustainable. The purchase price of disks under the Seagate Supply Agreement is calculated based upon a pricing formula which results in gross margins that are generally lower than the Company's current gross margins. Accordingly, to the extent the Dedicated Facility becomes fully operational in the third quarter of 1996, the Company's overall gross margins are likely to decline. This adverse impact will be exacerbated to the extent that Seagate shifts its purchase orders to the Dedicated Facility from the Company's other facilities rather than increase its level of purchase from the Company's other facilities rather than increase its level of purchase fromthe Company. Generally, new products have higher average selling prices and, assuming similar yields, higher gross margins than more mature products. Therefore, the Company's ability to introduce new products in a timely fashion is an important factor in its ability to maintain gross and operating margins. Manufacturing yields and production capacity utilization also impact the Company's gross margins. New products often initially have lower manufacturing yields and generally are initially produced in lower quantities than more mature products. Manufacturing yields generally improve as the product matures and production volumes increase. Manufacturing yields also vary depending on the complexity and uniqueness of product specifications. Because the thin film disk industry is capital intensive and requires a high level of fixed costs, gross margins are also extremely sensitive to changes in volume. Assuming fixed product prices, small variations in manufacturing yields and productivity generally have a significant impact on gross margins. The Company's business is also characterized by short term orders and shipment schedules which typically can be modified or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory based on forecasts of customer demands, which often fluctuate substantially. See "Risk Factors -- Variability in Gross Margins and Operating Margins," "-- Rapid Technological Change" and "-- Future Capital Needs."



     The Company's principal customers and many of its competitors and potential customers are currently engaged in substantial efforts to increase disk manufacturing capacity in light of the apparent imbalance between current levels of demand for disks and existing industry capacity. These efforts should result in significant additional capacity in the industry over the next six to 18 months. To the extent these efforts result in industry capacity in excess of levels of demand, the Company could experience increased levels of competition which could materially adversely impact the Company's business, results of operations, and financial condition. In addition, in the event of an oversupply of disks, customers who have developed an internal supply of disks are likely to utilize their internal capacity prior to purchasing disks from independent suppliers such as the Company. See "Business -- Competition."


RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net sales for the periods indicated:


                                                      PRO FORMA
                                                     PREDECESSOR/                   COMPANY
                                                       COMPANY       --------------------------------------
                                     PREDECESSOR       COMBINED                        THREE MONTHS ENDED
                                      YEAR ENDED      YEAR ENDED      YEAR ENDED     ----------------------
                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 29,
                                         1993            1994            1995          1995         1996
                                     ------------    ------------    ------------    ---------    ---------
Net sales..........................      100.0%          100.0%          100.0%        100.0%       100.0%
Cost of sales......................       83.4            80.1            73.0          78.3         72.0
                                         -----           -----           -----         -----        -----
  Gross profit.....................       16.6            19.9            27.0          21.7         28.0
Operating expenses:
  Research and development.........        7.0             6.1             5.7           6.0          6.1
  Selling, general and
     administrative................        9.2             4.8             3.4           3.6          3.3
  Restructuring charge.............       32.3              --              --            --           --
                                         -----           -----           -----         -----        -----
          Total operating
            expenses...............       48.5            10.9             9.1           9.6          9.4
                                         -----           -----           -----         -----        -----
Operating earnings (loss)..........      (31.9)            9.0            17.9          12.1         18.6
Interest, net......................         --            (1.3)            0.1          (2.1)         0.8
                                         -----           -----           -----         -----        -----
Earning (loss) before income tax
  expense..........................      (31.9)            7.7            18.0          10.0         19.4
Income tax expense.................         --             2.9             4.9           2.7          3.9
                                         -----           -----           -----         -----        -----
Net earnings (loss)................      (31.9)%           4.8%           13.1%          7.3%        15.5%
                                         =====           =====           =====         =====        =====

     THREE MONTHS ENDED MARCH 29, 1996 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1995.

Net Sales

     Net sales increased 119.4% to $61.2 million for the three months ended March 29, 1996 from $27.9 million for the three months ended March 31, 1995. The increase in net sales was primarily due to an increase in unit volume and secondarily due to an increase in average selling price. The principal factors contributing to the increase in unit volumes were the additional capacity provided by the initial manufacturing facility in Singapore and improved utilization of production capacity. The increase in average selling price was principally attributed to the introduction of new products and continued high levels of demand for thin film disks.

Gross Profit


     The Company's gross profit increased 182.2% to $17.1 million for the three months ended March 29, 1996 from $6.1 million for the three months ended March 31, 1995. Gross profit as a percentage of net sales for the three months ended March 29, 1996 was 28.0% as compared to 21.7% for the three months ended March 31, 1995. The principal factors contributing to the increase in gross profit were increased unit volumes as a result of the additional capacity of the Company's operations in Singapore and the improved utilization of production capacity. The start-up expenses of the initial Singapore manufacturing facility and of the Dedicated Facility have been expensed as incurred. Management does not believe that the 1996 gross margin is sustainable. The purchase price of disks under the Seagate Supply Agreement is calculated based on a pricing formula which is expected to result in gross margins which are generally lower than the Company's current gross margins. Accordingly, as the Dedicated Facility becomes fully operational in the third quarter of 1996, the Company's overall gross margins are likely to decline.


Research and Development

     Research and development expenses increased 119.1% to $3.7 million for the three months ended March 29, 1996 from $1.7 million for the three months ended March 31, 1995, increasing as a percentage of net sales to 6.1% for the three months ended March 29, 1996 from 6.0% for the comparable prior year three month period. The principal factors contributing to the increase in research and development expense were increased staffing and spending on development work related to alternative substrates, new magnetic alloys and sputtering techniques. The Company expects that research and development expenditures generally will continue to increase on an absolute dollar basis.

Selling, General and Administrative Expenses


     Selling, general and administrative expenses increased 103.4% to $2.1 million for the three months ended March 29, 1996 from $1.0 million for the three months ended March 31, 1995, declining as a percentage of net sales to 3.3% for the three months ended March 29, 1996 from 3.6% for the comparable prior year three month period. The increase in selling, general and administrative expense, on an absolute dollar basis, was due primarily to increased staffing associated with expanded operations in Singapore. The decrease, as a percentage of net sales, was due primarily to the higher net sales level.


Interest, Net

     Interest, net for the three months ended March 29, 1996 was $0.5 million income as compared to $0.6 million expense for the three months ended March 31, 1995. The change was primarily attributable to decreased borrowing and increased investments in cash and cash equivalents.

Income Tax Expense

     The Company's effective tax rate (which includes federal and state income tax expense) decreased to 20% for the three months ended March 29, 1996 from 27% for the three months ended March 31, 1995 primarily due to increased earnings in Singapore. The Company has been granted a seven year tax holiday in

Singapore, which expires in 1999, with the possibility of a three year extension. The benefit of the Company's income tax holiday in Singapore is the primary factor contributing to the lower effective tax rate. The Company expects its effective tax rate to decrease in subsequent quarters as earnings in Singapore increase as a percentage of consolidated earnings.

     1995 COMPARED TO PRO FORMA 1994


     The following discussion of 1994 is on a pro forma basis, combining the operating results of the Predecessor during the period from January 1, 1994 through May 19, 1994 with the operating results of the Company for the period from May 20, 1994 through December 31, 1994 as if the Acquisition had occurred on January 1, 1994, and comparing those results with those of the Company for the year ended December 31, 1995. See Note 12 of Notes to Consolidated Financial Statements.



     Net Sales. Net sales increased 97.5% to $161.5 million in 1995 from $81.8 million in 1994. The increase in net sales was due primarily to a 76.2% increase in unit volume. The principal factors contributing to the increase in unit volumes were the additional capacity provided by the initial manufacturing facility in Singapore and improved utilization of production capacity. Average selling prices increased slightly in 1995 from 1994. The increase in average selling prices was principally attributed to the introduction of new products. As demand for personal computers increased during 1994, demand for hard disk drives and disks also increased. During the last half of 1994, the Company's U.S. facility operated at substantially full capacity. In response to this increased demand, the Company established a manufacturing facility in Singapore in late 1994, which became fully operational in late 1995.



     Gross Profit. The Company's gross profit increased 168.4% to $43.6 million in 1995 from $16.3 million in 1994, increasing as a percentage of net sales to 27.0% in 1995 from 19.9% in 1994. The principal factors contributing to the increase in gross profit were increased unit volumes as a result of the additional capacity of the Company's operations in Singapore and improved utilization of production capacity.



     Research and Development. Research and development expenses increased 85.0% to $9.3 million in 1995 from $5.0 million in 1994, declining as a percentage of net sales to 5.7% in 1995 from 6.1% in 1994. The increase in research and development expense, on an absolute dollar basis, is due primarily to the increased staffing and spending on development work related to alternative substrates, new magnetic alloys and sputtering techniques. The decrease, as a percentage of net sales, was due primarily to the higher net sales level.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 40.0% to $5.4 million in 1995 from $3.9 million in 1994, declining as a percentage of net sales to 3.4% in 1995 from 4.8% in 1994. The increase in selling, general and administrative expense, on an absolute dollar basis, is due primarily to increased staffing due to the expanded operations in Singapore and higher professional fees. The decrease, as a percentage of net sales, was due primarily to the higher net sales level.


     Interest, Net. Interest, net for 1995 was $0.1 million income compared to $1.1 million expense in 1994. The change was primarily attributable to decreased borrowing and increased investments in cash and cash equivalents and short-term investments.


     Income Tax Expense. The Company's effective tax rate (which includes federal and state income tax expense) decreased to 27% in 1995 from 38% in 1994 due primarily to increased earnings in Singapore. The benefit of the Company's income tax holiday in Singapore is the primary factor contributing to the lower tax rate.


     PRO FORMA 1994 COMPARED TO 1993

     The following discussion of 1994 is on a pro forma basis, combining the operating results of the Predecessor during the period from January 1, 1994 through May 19, 1994 with the operating results of the Company for the period from May 20, 1994 through December 31, 1994, as if the Acquisition had occurred on January 1, 1994, and comparing those results with the historical results of the Predecessor for the year ended December 31, 1993. See Note 12 of Notes to Consolidated Financial Statements.

     Net Sales. Net sales increased 6.0% to $81.8 million in 1994 from $77.1 million in 1993. The increase in net sales was due primarily to a 9.4% increase in unit volume. The increased unit volume in 1994 was attributable primarily to the introduction of new products, favorable market conditions and improved utilization of manufacturing capacity partially offset by decreased yields. Average selling prices fluctuated significantly throughout both years, although on average they decreased slightly in 1994 from 1993. Although net sales increased from 1993 to 1994, net sales during 1994 were negatively impacted by the decision of Conner to commence manufacturing disks for its own consumption. During 1993, sales to Conner represented 44% of net sales while during 1994, the Company sold no products to Conner.


     Gross Profit. The Company's gross profit increased 27.1% to $16.3 million in 1994 from $12.8 million in 1993, increasing as a percentage of net sales to 19.9% in 1994 from 16.6% in 1993. Both of these increases were primarily the result of a reduction in depreciation expense due to the lower book value of the fixed assets of the Company compared to the Predecessor, partially offset by lower manufacturing yields and, to a lesser extent, the start-up expenses of the new Singapore facility, which were expensed as incurred. Lower manufacturing yields were primarily caused by the introduction of 2 1/2 inch products with more fly height and magnetic specifications. While capacity utilization fluctuated during both of the years, on an annualized basis, capacity utilization had a minimal impact on the fluctuations in gross margin.

     Research and Development. Research and development expenses decreased 7.5% to $5.0 million in 1994 from $5.4 million in 1993, declining as a percentage of net sales to 6.1% in 1994 from 7.0% in 1993. These decreases were primarily the result of reduced depreciation related to the lower book value of the fixed assets used in research and development reflected on the books of the Company as compared to the value reflected on the books of the Predecessor and the elimination of research charges from Nashua in 1994. This decline was partially offset by increased staffing and spending on the development of alternative substrate disks and new magnetic alloys during 1994.

     Selling, General and Administrative. Selling, general and administrative expenses decreased 45.4% to $3.9 million in 1994 from $7.1 million in 1993, declining as a percentage of net sales to 4.8% in 1994 from 9.2% in 1993. The decrease was primarily due to the elimination of goodwill amortization charges and administrative charges by Nashua to the Predecessor and legal expenses in 1993 related to the settlement of a patent claim. In addition, closing the Tokyo sales office in June 1993 and consolidating the Singapore sales office into the Singapore manufacturing facility in September 1994 decreased selling expenses.

     Restructuring Charge. During 1993, the Predecessor incurred a one-time restructuring charge of $24.9 million in connection with Nashua's decision to sell the Predecessor and wrote down fixed assets by $18.7 million and goodwill by $6.2 million to their net realizable value.

     Interest, Net. Pro forma interest, net during 1994 reflected interest paid to Nashua and its principal investor in connection with the debt incurred in the Acquisition and the initial capitalization of the Company. Interest expense also included interest paid to the Company's lender under its senior loan agreement and, in the fourth quarter of 1994, charges for financing the start up of the Singapore operation.

     Income Tax Expense. Pro forma income tax expense for the results of operations for the year ended December 31, 1994 is computed as if the Acquisition had occurred on January 1, 1994. The Company's effective tax rate of 38% includes federal and state income tax expense. The benefit of the Company's foreign sales corporation was offset by operating losses incurred in Singapore which are not deductible due to the Company's tax holiday in Singapore. Income tax expense for 1993 is computed as if the Company were a separate taxpayer under the provisions of SFAS No. 109. No income tax benefit was recorded in 1993 because a full valuation allowance was necessary for all net deferred tax assets existing at January 1, 1993 and generated during the year.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial information for the Company's quarters ended March 31, 1995, June 30, 1995, September 30, 1995, December 31, 1995, and March 29, 1996. The Company believes that this information includes all necessary adjustments (including those incurred in connection with the Acquisition and normal recurring adjustments) necessary for a fair presentation of the quarterly information. This information should be read in conjunction with the financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any future period. See Note 13 of Notes to Consolidated Financial Statements.


                                                                     QUARTER ENDED
                                            ---------------------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 29,
                                              1995        1995         1995            1995         1996
                                            ---------   --------   -------------   ------------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................  $27,880    $ 34,679      $45,954        $ 52,942      $61,156
Cost of sales..............................   21,818      25,889       32,579          37,541       44,047
                                             -------     -------      -------         -------      -------
          Gross profit.....................    6,062       8,790       13,375          15,401       17,109
                                             -------     -------      -------         -------      -------
Operating expenses:
  Research and development.................    1,692       2,003        2,549           3,025        3,708
  Selling, general and administrative......    1,008       1,273        1,442           1,712        2,050
                                             -------     -------      -------         -------      -------
          Total operating expenses.........    2,700       3,276        3,991           4,737        5,758
                                             -------     -------      -------         -------      -------
Operating earnings.........................    3,362       5,514        9,384          10,664       11,351
Interest income (expense), net.............     (567)       (594)         400             837          485
                                             -------     -------      -------         -------      -------
Earnings before income tax expense.........    2,795       4,920        9,784          11,501       11,836
Income tax expense.........................      759       1,332        2,647           3,104        2,367
                                             -------     -------      -------         -------      -------
Net earnings...............................  $ 2,036    $  3,588      $ 7,137        $  8,397      $ 9,469
                                             =======     =======      =======         =======      =======
Earnings per share.........................  $  0.18    $   0.26      $  0.40        $   0.45      $  0.52
                                             =======     =======      =======         =======      =======
Shares used in per share computation.......   11,175      13,877       17,711          18,498       18,309
                                             =======     =======      =======         =======      =======



                                                             AS A PERCENTAGE OF NET SALES
                                            ---------------------------------------------------------------
                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 29,
                                              1995        1995         1995            1995         1996
                                            ---------   --------   -------------   ------------   ---------
Net sales..................................    100.0%      100.0%       100.0%          100.0%       100.0%
Cost of sales..............................     78.3        74.7         70.9            70.9         72.0
                                             -------     -------      -------         -------      -------
          Gross profit.....................     21.7        25.3         29.1            29.1         28.0
Operating expenses:
  Research and development.................      6.0         5.8          5.5             5.7          6.1
  Selling, general and administrative......      3.6         3.6          3.2             3.3          3.3
                                             -------     -------      -------         -------      -------
          Total operating expenses.........      9.6         9.4          8.7             9.0          9.4
                                             -------     -------      -------         -------      -------
Operating earnings.........................     12.1        15.9         20.4            20.1         18.6
Interest, net..............................     (2.1)       (1.7)         0.9             1.6          0.8
                                             -------     -------      -------         -------      -------
Earnings before income tax expense.........     10.0        14.2         21.3            21.7         19.4
Income tax expense.........................      2.7         3.9          5.8             5.8          3.9
                                             -------     -------      -------         -------      -------
Net earnings...............................      7.3%       10.3%        15.5%           15.9%        15.5%
                                             =======     =======      =======         =======      =======



     Net sales have increased each quarter during the last five quarters from $27.9 million in the first quarter of 1995 to $61.2 million in the first quarter of 1996. The increase was primarily attributable to increasing demand for new products, favorable market conditions and increased manufacturing capacity primarily associated with ramping up of production at the Company's initial Singapore production facility and secondarily in the first quarter of 1996 to production from the Seagate Dedicated Facility. Increased unit volume and, to a lesser extent, higher average selling prices, contributed to improving gross margins, partially offset by higher manufacturing costs associated with higher substrate costs, depreciation and start-up expenses on the Seagate Dedicated Facility during the fourth quarter of 1995 and the first quarter of 1996 which were expensed as incurred. Operating expenses increased in absolute dollars primarily as a result of increased staffing and development work on alternative substrates, new magnetic alloys and new sputtering techniques; and the new Singapore facilities and professional fees.



     Interest declined and interest income increased as debts were paid from the Company's two stock offerings and the proceeds were invested.



     Throughout 1995, income tax expense increased in absolute dollars and as a percentage of sales as a result of higher earnings before taxes. Income tax declined in both absolute dollars and as a percent of sales from the fourth quarter of 1995 to the first quarter of 1996 as the Company's tax rate declined from 27% to 20% due to the Company's expectations that a higher proportion of earnings will be earned in Singapore where it has a seven year tax holiday.


LIQUIDITY AND CAPITAL RESOURCES

     On May 4, 1995, the Company sold 4,312,500 shares of its Class A Common Stock in connection with its initial public offering ("IPO"). The net proceeds of this offering were $41.9 million, after deducting underwriting discounts and commissions and expenses of the offering. The Company used a portion of the net proceeds from the IPO to repay $20.9 million of short-term borrowing and long-term debt. A portion of the net proceeds were also invested in facilities and capital equipment, primarily in Singapore. See Notes 5 and 6 of Notes to Consolidated Financial Statements.


     On July 26, 1995, the Company sold 2,775,000 of its Class A Common Stock in a public offering. The net proceeds of this offering were $76.2 million, after deducting underwriting discounts and commissions and expenses of the offering. The Company used a portion of the net proceeds received from this offering for capital expenditures, primarily to establish the Dedicated Facility in Singapore, including investment in facilities and equipment. A portion of the net proceeds is being used for working capital, and other general corporate purposes.


     During the year ended December 31, 1995, the Company generated $20.2 million in cash from operating activities. Sources included net earnings of $21.2 million and a $11.5 million increase in accounts payable and accrued liabilities, offset by increases of $14.4 million in accounts receivable and $4.2 million in inventories. The increase in accounts receivable is primarily due to increased sales levels. The increase in inventories is primarily attributable to the increased sales level and the establishment of the operations in Singapore. The increase in accounts payable and accrued liabilities is primarily attributed to the increased deposits placed for the continuation and completion of facilities expansion, principally in Singapore including deposits for equipment for Company's prospective substrate facility. See Notes 5 and 6 of Notes to Consolidated Financial Statements.

     The Company used $78.8 million in investing activities during the year ended December 31, 1995. Investments consisted primarily of short-term investments of $18.3 million and capital expenditures for facilities expansion for its Singapore and Santa Clara, California operations of $60.5 million. In addition, the Company acquired equipment under capital leases and short-term borrowing totaling $3.6 million. The Company had $32.2 million of noncancellable purchase commitments for plant and equipment outstanding at December 31, 1995.

     Cash and cash equivalents and short-term investments of $37.3 million as of March 29, 1996, decreased $18.5 million from December 31, 1995, primarily due to changes in working capital, acquisition of plant and equipment, repurchase of Class A Common Stock and settlement of put options.

     During the three months ended March 29, 1996, the Company generated $17.0 million from operating activities. Sources included net earnings of $9.5 million and a $12.8 million increase in accounts payable and accrued liabilities, offset by an increase of $9.3 million in accounts receivable. The increase in accounts receivable is primarily due to increased revenue levels. The increase in accounts payable and accrued liabilities is primarily attributed to the increased deposits placed on the continuation and completion of facilities expansion, principally in Singapore, including deposits for equipment for the Company's prospective substrate facility.

     The Company used $15.3 million in investing activities during the three months ended March 29, 1996. Investing activities consisted primarily of investments of $27.9 million for capital expenditures for facilities expansion for its Singapore operations, offset by the sale of short-term investments of $12.6 million. The Company had $30.7 million of noncancellable purchase commitments for plant and equipment outstanding at March 29, 1996.


     In October 1995, the Company's Board of Directors authorized a share repurchase program. Pursuant to this program, the Company sold put options in private placements during October 1995. The put options grant the holder the right to require the Company to repurchase beginning in January 1996 up to 750,000 shares of its Class A Common Stock at an aggregate price of $20.6 million, of which the Company repurchased 262,500 shares at an aggregate cost of $7.2 million and closed 37,500 put options by cash settlement at an aggregate cost of $0.3 million during the three months ended March 29, 1996. In April 1996, the Company closed 450,000 put options by cash settlement at an aggregate cost of $1.7 million. As of April 29, 1996, the Company had no put options outstanding.



     The Company's principal sources of liquidity at March 29, 1996 consisted of $31.6 million in cash and cash equivalents, $5.7 million in short-term investments, and $20.0 million of funds available under its Company's credit facility. Capital expenditures are expected to approximate $100 million during 1996 for expansion of its facilities including investments in the Dedicated Facility, the Substrate Facility and other capital expenditures. The Company believes it will be able to fund these expenditures from a combination of the proceeds of this offering, existing cash balances and cash from operations. If the Company decides to expand its facilities further or sooner than presently contemplated or requires capital for other purposes, it would require additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company or, if available, will be available on favorable terms. If the Company is unable to obtain sufficient capital, it could be required to curtail its capital equipment, working capital and research and development expenditures which could adversely affect the Company's future years' operations and competitive position.

                                    BUSINESS


     StorMedia Incorporated is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers. The Company designs, develops, manufactures and sells disks in 2 1/2 inch and 3 1/2 inch sizes. Within each size, the Company provides a range of coercivities, fly heights and disk thicknesses to meet specific customer requirements. The Company manufactures disks based on both aluminum and glass/ceramic substrates. The Company's strategy is to combine leading disk technology with high volume manufacturing expertise to serve the growing and technologically demanding hard disk drive market. StorMedia seeks to address the competitive pressures of the disk drive industry by providing advanced products at competitive prices, developing new technologies and improving manufacturing efficiency. The Company collaborates with customers during the design phase of new disk drives, enhancing its ability to bring new products to market on a timely basis and increasing the likelihood that its disks will be designed into customers' new disk drive products. The Company currently sells its disks primarily to Seagate and Maxtor, two of the leading independent hard disk drive manufacturers.


INDUSTRY BACKGROUND

     The Disk Drive Market


     Market demand for disks and disk drives is growing rapidly, generated primarily by demand for new personal computers and, to a lesser extent, replacement disk drives. The introduction of more powerful microprocessors and software, combined with the development and growth of multimedia computing applications, has stimulated demand for personal computers ("PCs") in both the home and business markets. According to International Data Corporation ("IDC"), worldwide shipments of PCs reached 58.2 million in 1995, up from 38.2 million in 1993, and are expected to reach 80.9 million in 1997.



     Growth in PC shipments has contributed to strong growth in unit shipments of disk drives. Additionally, the trend in the PC industry toward greater processing power, larger databases and more sophisticated operating systems and applications requires greater storage capacity and performance in hard disk drives. According to IDC, worldwide shipments of hard disk drives were 50 million units in 1993 and 89 million units in 1995 and are projected to reach 135 million units in 1997. IDC estimates that the worldwide market for hard disk drives was $21 billion in 1995. As a result, the demand for thin film disks has increased as well, with additional growth coming from an increase in both the number of drives per PC and the number of disks per drive. According to Trend Focus, the number of thin film disks produced in 1993 was 134 million and 256 million in 1995 and is projected to reach 416 million in 1997. The worldwide market for thin film disks is estimated by Trend Focus to have been $3.2 billion in 1995.



     The disk drive industry is also characterized by short product life cycles and rapid technological change. The Company believes that at the present time disk drive manufacturers typically market a hard disk drive product for an average of nine to twelve months. Due to shortening product life cycles and steepening production ramps, the Company believes leading disk drive manufacturers, which in the past have typically used multiple suppliers, are increasingly relying on one primary supplier for a particular disk drive product. Storage capacity has increased from a median range of 30 to 59 megabytes in 1989 to a median range of 500 to 999 megabytes in 1995. According to industry sources, storage capacity has been increasing at a rate of 60% annually since 1992. While the disk drive industry's growth historically has been very strong, the growth has also been cyclical, with periods of strong growth followed by downturns or no growth periods.

     Thin Film Disk Technology

                                      LOGO

     The principal components of computer hard disk drives are disks, heads, mechanics and electronics. Each disk drive contains from one to ten disks which are attached to a spindle/motor assembly. This assembly rotates the disk at high speed within a sealed enclosure. The electronics control the spinning of the disk, the positioning of the head and the writing and reading of stored data. The head is a small magnetic transducer which, when the disk is spinning, "flies" just above the disk surface. Data is written when the electronic channel sends current pulses to the head. The head converts these pulses to magnetic fields which cause the magnetic layer within the disk and under the recording head to become magnetized, oriented in the direction of the head's magnetic field. Reversing the current in the head reverses the magnetized orientation in the media. During the read-back process, as the head scans over the disk, magnetic flux from the disk's magnetic layer is picked up by the head and converted into voltage, which is then converted into digital data by the read channel electronics.

     The most significant challenges influencing disk technology today are the demand for increasing storage capacity and durability requirements. The effective implementation of thin film technology requires solutions to several factors, including magnetics, fly height, durability and static friction.

     - Magnetics. Coercivity is the fundamental measure of the magnetic strength of the disk, as measured by oersted ("oe"). Advanced drive designs require increasingly higher coercivities without loss of signal strength. Currently, advanced disk drive designs require coercivities ranging from 1800 to 2200 oe.

     - Fly Height. The smaller magnetic regions used when recording at higher density result in weaker magnetic fields which can be read only if the head flies lower over the surface of the disk. Effective fly height depends on the smoothness and flatness of the disk surface as well as the thickness of the protective overcoat deposited above the magnetic layer on the disk. The Company expects that fly heights will decrease from the current level of 1.3 microinches.

     - Durability. In most hard disk drives, the head and disk come into contact when the disk drive is turned on or off. To prevent wear on the disk, a protective overcoat is deposited over the magnetic layer of the disk. However, the thickness of this overcoat must be minimized because this layer uses up a portion of the available fly height. Customer specifications typically require 50,000 start/stop cycles for desktop PCs and a larger number in portable PCs where power saving mechanisms automatically turn off the disk drive if the computer is not used for a certain period of time.

     - Static Friction ("Stiction"). An extremely smooth disk surface enables lower fly heights and can enhance a disk's durability by reducing the friction which occurs when the head contacts the disk. However, if a disk is too smooth, stiction will cause the head to adhere to the disk surface when the drive is turned on and off. This problem is primarily addressed through texturizing the surface of the disk.

STORMEDIA SOLUTION AND STRATEGY

     The Company's strategy is to combine leading disk technology with high volume manufacturing expertise to serve the growing and technologically demanding hard disk drive market. The Company seeks to address the competitive pressures of the disk drive industry by providing advanced products at competitive prices, developing new technologies and improving manufacturing efficiency.

     Advanced Product Technology


     The Company continues to focus its development efforts on increasing storage capacity and disk durability to meet the requirements of advanced disk drives. Efforts to increase storage capacity include enhancing magnetics and reducing fly heights. The manufacturing of thin film disks involves the deposition of extremely thin, uniform layers of magnetic film onto a disk substrate using a vacuum sputtering process. The Company's multi-chamber sputtering system permits the deposition on disks of multiple layers of magnetic material. This multi-layer technology reduces magnetic noise, thereby improving signal to noise ratios. In addition, the Company has developed various magnetic alloys of cobalt, chromium, platinum and tantalum designed to optimize the particular magnetic recording parameters required by the Company's customers. Over the past few years the market for 2 1/2 inch disks, the predominant disk used in portable and notebook computers, has transitioned to glass/ceramic substrates, which have durability characteristics superior to nickel plated aluminum substrates. The Company has developed disks based on glass/ceramic substrates and, in the first quarter of 1996, began shipping glass/ceramic disks in volume.


     Design-In Focus


     An important component of the Company's strategy is to develop close relationships with the major hard disk drive manufacturers and to collaborate with them during the design phase of new disk drives. By forming close relationships with its customers, understanding customers' product requirements and rapidly developing the technology capable of meeting these requirements, the Company believes it can effectively respond to customer needs and bring advanced new products to market on a timely basis and increase the likelihood that its disks will be designed into customers' new disk drive products.


     Manufacturing Processes and Equipment


     In contrast to many of its competitors, the Company has developed a "modular" manufacturing strategy pursuant to which it builds smaller scale production lines that can be installed, modified or expanded comparatively quickly and inexpensively. This "modular" strategy allows the Company to incrementally increase capacity, to rapidly adapt manufacturing equipment to new product technology and to rapidly achieve high volume manufacturing capabilities. The ability to implement new technology processes quickly is critical to achieving the Company's goal of having its products designed into its customers' products. This ability also allows the Company to meet its customers' increasingly rapid time-to-market demands. In addition, drawing upon its past experience as a high volume, low cost producer, the Company has expended significant efforts on the internal development of equipment and manufacturing processes which the Company believes provides it with lower capital costs.

     Strategic Manufacturing Expansion

     The Company's strategy is to locate its manufacturing and marketing resources in close proximity to its customers and sources of supplies in Singapore. While other manufacturers, including Seagate, have announced their intention to establish disk manufacturing facilities in Singapore, the Company was the first and is the largest independent manufacturer of thin film disk in Singapore, where, according to the Singapore Economic Development Board, in 1995, over 45% of hard disk drives produced worldwide were manufactured.

PRODUCTS

     The Company supplies thin film disks in 2 1/2 and 3 1/2 inch sizes which are used in different disk drive products contained in mobile computers such as notebooks and laptops as well as stationary computers such as desktop computers, servers and workstations. Within each disk size, the Company offers disks with a range of coercivities, fly heights and disk thickness to meet specified customer requirements. During 1996, the Company launched its first laser-textured product, which provides more controlled and consistent surface finish than mechanical textured disks hence enabling lower fly heights. Such capabilities are particularly useful with magnetoresistive heads. In addition, it began volume shipment of disks based on glass/ceramic substrates. Substantially all of the disks shipped by the Company during 1996 had coercivity of 1800 oe or above.

     Today's computer applications require large amounts of data storage and the demand for greater data storage is increasing as new applications arise. This dynamic requires the continuous introduction of new products which address these increasing storage requirements. The Company has structured its sales and marketing and research and development activities to respond to these rapid product transitions.


     As part of its expansion strategy the Company also considers acquiring or expanding its operations into complementary businesses, products, assets or technologies, and although currently there are no material agreements or understandings with respect to any such activities, the Company intends to respond to any such opportunities as they arise.


CUSTOMERS AND MARKETING

     The Company sells its products to independent OEM disk drive manufacturers for incorporation into hard disk drives which are marketed under the manufacturers' own labels. During 1994 and 1995, and the three months ended March 29, 1996, the Company shipped thin film disks to four customers, Seagate, Maxtor, Western Digital and Quantum. During 1995, sales to Seagate and Maxtor represented 54% and 45% of net sales, respectively. During 1994, sales to Seagate and Maxtor represented 66% and 25% of net sales, respectively. Given the rapid development of new disk drive products, it is common in the industry for the relative mix of customers to change rapidly, even from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company believes that close technical collaboration with its customers during the design phase of new disk drives facilitates integration of the Company's products into new disk drives, enhances the likelihood that the Company will become a primary supplier of thin film disks for new disk drive programs and improves the Company's ability to rapidly reach high volume manufacturing. However, the design-in process is ongoing and frequent and the Company must compete for participation in each product program, even those of existing customers.


     In June 1995, the Company entered into the Seagate Supply Agreement pursuant to which the Company agreed to establish the Dedicated Facility in Singapore by mid-1996. Seagate has committed to purchase all the disks manufactured at the new facility at a formula price through March 31, 1999. While disks from the first sputter line in the Dedicated Facility were shipped to Seagate in the first quarter of 1996, the facility is not yet fully operational. See "Risk Factors -- Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry" and "-- Uncertainties Associated with Supply Agreement with Seagate."



     In November 1995, the Company entered into a multi-year Supply Agreement with Maxtor pursuant to which the Company agreed to significantly increase the number of disks which it supplies to Maxtor beginning in the second half of 1996. Maxtor was recently acquired by Hyundai and Hyundai assumed the Maxtor Supply Agreement. See "Risk Factors -- Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry."


     While the Company has strengthened its relationship with Seagate and Maxtor by entering into such supply agreements in 1995, it has also obligated substantially all of the Company's manufacturing output to these two customers. Nevertheless, the Company is continuing its efforts to broaden its customer base. However, given the relatively small number of independent disk drive manufacturers who require an independent source of thin film disks, as well as the consolidations and changes which have occurred and are continuing to occur in the industry, there can be no assurance that the Company's efforts to diversify its customer base will be successful. If the Company's efforts are not successful, it will continue to be dependent on a relatively limited number of customers, the loss of, or the reduction in orders by, any one of which could have a material adverse effect on the Company's business, results of operations, particularly with respect to net sales and gross margins, and financial condition.


     In each of 1995 and the three months ended March 29, 1996, over 95% of the Company's net sales were derived from sales to the Far East operations of its U.S. customers. Foreign sales are subject to certain risks common to all export activities, such as government regulation and the imposition of tariffs, licensing or requirements or other trade barriers. See "Risk Factors -- Risks of International Sales and Manufacturing" and Note 11 of Notes to Consolidated Financial Statements.

RESEARCH AND DEVELOPMENT


     The Company believes that its continued commitment to develop new technologies is critical to remain competitive in the industry. The Company has focused its research and development efforts on enhancing existing product designs and developing next-generation products and the materials and process technologies necessary to produce them. The Company's development group continues to investigate improvements in the composition of the magnetic layer, the use of new protective overcoat materials and disks based on glass/ceramic substrates which it began shipping in volume in the first quarter of 1996. The Company's development programs are targeted at increasing storage capacity through lower fly heights and improved magnetics, and satisfying increased durability and friction requirements. There can be no assurance that the Company will be able to anticipate new technological developments, to develop products incorporating such advances in a timely manner, or to compete effectively against competitors' new products. The Company's operating results and financial condition could be materially adversely affected if these efforts are not successful or if the technologies that the Company has chosen not to develop prove to be competitive alternatives.


     During 1994, 1995 and the three months ended March 29, 1996, the Company incurred $5.0 million, $9.3 million and $3.7 million, respectively, of research and development expenses. The Company believes that its future success depends on its ability to continue to enhance its existing products and to develop new products. Accordingly, the Company intends to continue to increase its expenditures for research and development.

MANUFACTURING

     The Company's operating results are highly dependent on its ability to produce large volumes of thin film disks at acceptable yields. The manufacturing of thin film disks is a multistep process using processes similar to the production of silicon wafers. The process involves the deposition of extremely thin, uniform layers of magnetic film onto a disk substrate using a vacuum sputtering process, similar to that used to coat semiconductor wafers. The basic process consists of many interrelated steps, and requires an extremely clean environment with certain steps being performed in class 10 and class 100 cleanrooms and tolerances of material structures at atomic levels. Minor deviations in the manufacturing process, minute impurities in materials used, particulate contamination or other problems can cause significant numbers of disks to be rejected, thereby causing significant yield loss. Impurities in the water supply, such as organic build-up, can cause a reduction in production yields and, in extreme cases, result in suspension of production.

     The Company believes that its internally developed manufacturing processes and equipment allow it to both develop new proprietary processes in response to customers' increasing product requirements and to quickly implement such new technologies into the manufacturing process. Developing the ability to design and modify manufacturing equipment has enabled the Company to build smaller scale production lines that can be installed, modified or expanded relatively quickly and comparatively inexpensively. This modular strategy allows the Company to incrementally increase capacity, to rapidly adapt manufacturing equipment to utilize new proprietary processes and to rapidly achieve high volume manufacturing capabilities.

     The Company has also designed its own in-house data collection process control device to rapidly provide production information on each machine and monitor yields and the certification processes. The Company's ability to measure quality at each phase of the manufacturing process is critical to correcting any changes in yield or product quality.

     The Manufacturing Process

     The Company's manufacturing process is briefly summarized as follows:

     Plating, Polishing and Texturizing Substrate. The initial input to the production of a thin film disk is a substrate. Aluminum substrates are plated with electro-less nickel. This coating is a non-magnetic layer critical to corrosion resistance and serves to strengthen the disk and improve durability. Disks are then polished to produce a mirror smooth surface. Polishing enhances the nickel surface reducing its roughness and minimizing edge rolloff, while maintaining the overall flatness of the disk. The texturizing process is a method of producing a controlled roughness on the disk's surface to improve its friction characteristics. Glass/ceramic substrates do not presently require plating, polishing or mechanical texturizing.

     Sputtering and Lube. The sputter process uses equipment and a process similar to that used in silicon wafer fabrication, in which layers of materials are deposited on the disk through a vacuum sputtering process. The initial layers are various alloys including cobalt, chrome, platinum and tantalum, which produce the magnetic qualities of the disk. The final layer is a protective overcoat. The layers are of various thicknesses but are all very thin, and are controlled to a molecular level. After sputtering, a microscopic layer of lubrication is applied to the disk's surface to improve durability and reduce surface friction.

     Test and Certification. In the test and certification process each disk is electronically screened and certified as acceptable based on the customer's specification. A robotically controlled tester electronically writes information onto the disk, reads it back and erases it, simulating performance in the customer's disk drive. The disk is tested for parametrics, errors in the read/erase process, surface defects and glide performance.


     Over the past few years the market for 2 1/2 inch disks, the predominant disk used in portable and notebook computers, has transitioned to glass/ceramic substrates, which have durability characteristics superior to nickel plated aluminum substrates. The Company has developed disks based on glass/ceramic substrates and, in the first quarter of 1996, began shipping glass/ceramic disks in volume.


     Facilities


     The Company currently has three manufacturing facilities and anticipates that its third manufacturing facility will become fully operational in mid-1996. The original production site is located in Santa Clara, California on the same site as its research, development, marketing and administrative functions. This facility became ISO 9001 registered for the design and manufacture of thin film disks in February 1995. The Company's second manufacturing site is located in Singapore and became fully operational in November 1995. This facility was ISO 9002 registered in February 1996. The third manufacturing site, the Dedicated Facility, is also located in Singapore and is being brought on line in stages through mid-1996. During the first quarter of 1996, the Dedicated Facility began shipping disks to Seagate. In addition to completing the Dedicated Facility and further expanding production capacity at its first Singapore facility, the Company is planning the construction of a third and larger manufacturing facility in Singapore to secure space for future capacity expansion, as required. Singapore was selected for its proximity to customers, its highly skilled and motivated work force and incentives provided by the Singapore government. The Singapore government has granted the Company a seven year tax holiday, with the possibility of a three year extension. The production of thin film disks requires workers who are highly skilled in technical, precise production processes. However, the existing Singapore facility has been staffed and the Dedicated Facility is being staffed with personnel inexperienced in manufacturing thin film disks. The Company has attempted to minimize this risk by training its new personnel both in its United States facility and, in the case of its Dedicated Facility, hiring personnel with related technical experience and assigning U.S. engineering personnel to assist in the start-up of these facilities. Continued rapid expansion of the Company's operations, especially overseas, has and will continue to strain the capacity of current management and require continued implementation of new financial and management systems and controls.

     Sources of Supply


     The Company relies on a limited number of suppliers, and in some cases a sole supplier, for certain materials used in its manufacturing processes, including glass/ceramic substrates, texturizers, plating chemicals, tapes, slurries, certifier heads, certifiers, sputter targets and certain other materials. In addition, the Company relies on a single source to build and supply some portions of its customized sputtering equipment. These suppliers work closely with the Company to optimize the Company's production processes. The Company's reliance on a limited number of suppliers, or sole suppliers, entails some risk. If such materials were to become unavailable or available in reduced quantities, it could significantly impact the Company's production capacity. However, the Company believes that the advantages of working closely with these suppliers is necessary to ensure a reliable source of supply. Changing suppliers for certain materials such as the lube or buffing tape used in the Company's products would require that the products be requalified with each customer. Requalification could prevent early design-in wins or could prevent or delay continued participation in disk drive programs into which the Company's products has been qualified. Long lead times of three to six months are required to obtain many materials. Regardless of whether these materials are available from established or new sources of supply, these lead times could impede the Company's ability to respond quickly to changes in demand. Although the Company has not experienced significant limitations on the availability of these materials, shortages could occur in the future. Any limitations on supply of components, materials or equipment could disrupt or limit the Company's production volume and could have a material adverse effect on the Company's business, operating results and financial condition. Further, a significant increase in the price of one or more of these components could adversely affect the Company's results of operations.



     Substrates. The Company's ability to increase its volume in the future depends on the availability of plated and polished substrates. The Company believes a shortage of plated and polished substrates could occur in 1996. To address the shortage, the Company intends to use a portion of the proceeds of this offering to complete a manufacturing facility in Singapore to produce plated and polished substrates. In addition, the Company has entered into a strategic relationship with one of its suppliers of plated and polished substrates and is assisting this supplier to increase its capacity to supply plated and polished substrates to the Company. The Company has an option to acquire this supplier. The process of manufacturing substrates entails taking a raw aluminum blank, resurfacing and sizing it through grinding, chemical etching, computerized lathing, and heat treatment processes to meet precise size, flatness and strength requirements. The substrate is then plated and polished. If the Company is unable to increase its supply of plated and polished substrates for any reason or if plated and polished substrates are not available on favorable terms, the Company may not be able to produce disks at its manufacturing facilities. In addition, such a shortage could prevent the Company from accepting new orders or meeting delivery obligations under existing contracts, including its supply agreements with Seagate and Maxtor, which could materially and adversely affect the Company's business, results of operations and financial condition. See "Risk Factors -- Shortage of Substrate Plating and Polishing Services."


COMPETITION

     The disk drive industry and thin film disk industry are both characterized by intense competition. The Company's primary competitors are Komag Incorporated, HMT Technology Corporation, Akashic Memories

Corporation, Showa Denko K.K., Mitsubishi Kasei Corporation and Fuji Electric Company Ltd. among independent disk manufacturers. With respect to disks based on glass/ceramic substrates, the Company's principal competitor is Hoya Corp. Most of these companies have significantly greater financial, technical and marketing resources than the Company. IBM and several disk drive manufacturers, including Seagate and Western Digital, currently produce thin film disks internally for their own use. Seagate's expressed corporate strategy is to be a vertically integrated disk drive manufacturer and to pursue sales to third parties of its disk drive components. In July 1995, Seagate announced its intention to double its internal capacity by the end of 1997 and that it was building a 160,000 square foot disk manufacturing plant in Singapore. Additionally, in February 1996, Seagate completed its merger with Conner and acquired Conner's internal capacity to produce disks in Santa Clara, California and its factory expansion in Singapore, currently scheduled to begin volume production in the second half of 1996. Hyundai recently announced is intention to develop and manufacturer disks for use in Maxtor disk drives, supplementing Maxtor's current supplier base. These companies could increase their internal production to supply their requirements and cease purchasing from independent disk suppliers. Moreover, these companies could make their products available for distribution in the market as direct competitors of the Company. Additionally, other disk drive manufacturers, such as Quantum, may decide to produce disks for internal use. Any of these changes would reduce the already small number of current and potential customers and increase competition for the remaining market. Such competition could materially adversely affect the Company's business and results of operations. In addition, because of the limited number of potential customers in the disk drive industry, the loss of one or more of its customers through consolidations, adverse financial circumstances or otherwise could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk
Factors -- Dependence on a Limited Number of Customers; Consolidation Within the Disk Drive Industry" and "-- Intense Competition."



     The Company's existing and several of its potential customers are expanding their ability to produce thin film disks internally and, as a result, could reduce the level of purchases or cease purchasing from the Company, could sell thin film disks in competition with the Company or might not increase their level of orders as the Company increases its capacity. These efforts should result in significant additional capacity in the industry within the next one to two years. To the extent these efforts result in industry capacity in excess of levels of demand, the Company could experience increased levels of competition which could materially adversely impact the Company's business, results of operations and financial condition.


     The principal competitive factors in the film disk market which the Company addresses are rapidly advancing technology, product performance and quality, volume manufacturing, responsiveness to customers and price. The Company believes that it competes favorably with respect to these factors, but there can be no assurance that it will continue to be able to do so.

BACKLOG

     The Company's sales are generally made pursuant to purchase orders which are subject to modification or rescheduling without significant penalty. The Company's backlog of purchase orders requesting delivery in the following quarter was approximately $38 million as of March 29, 1996. The Company believes, however, that it is common practice for disk drive manufacturers to place orders in excess of actual requirements when there is a shortage of supply capacity. Because these purchase orders may be modified or rescheduled by customers on short notice and without penalty, the Company does not believe that its backlog as of any particular date should be considered indicative of sales for any future period.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company regards elements of its manufacturing process, product design and equipment as proprietary and seeks to protect its proprietary rights through a combination of employee and third party non-disclosure agreements, internal procedures and, increasingly, patent protection. The Company has had four U.S. patents issued to it, has an additional application allowed and has twelve additional patent applications (five of which are provisional applications) pending in the United States. The Company intends to file additional U.S. applications as appropriate for patents covering its products and manufacturing processes.

There can be no assurance that patents will be issued or be allowed with respect to any of the Company's allowed patent applications, that patents will be issued or be allowed with respect to any of the Company's other pending applications or that claims allowed on any existing or future patents will be sufficiently broad to protect the Company's technology. There can also be no assurance that any patents now or hereafter held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. In addition, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights, there can be no assurance that these measures will be successful. The Company believes, however, that, because of the rapid pace of technological change in the disk and disk drive industries, the legal protections for its products are less significant factors in the Company's success than the innovative skills, experience and technical competence of its employees.


     The Company has from time to time been notified of, or has otherwise been made aware of, claims that it may be infringing upon patents or other proprietary intellectual property owned by others. If it appears necessary or desirable, the Company may seek licenses under such patents or proprietary intellectual property. Although patent holders commonly offer such licenses, no assurance can be given that licenses under such patents or proprietary intellectual property will be offered or that the terms of any offered licenses will be acceptable to the Company. The Company has been contacted by IBM concerning the Company's interest in licensing a patent. Based upon an opinion of its patent counsel, Lahive & Cockfield, the Company believes that no license is required because the Company does not believe that it is practicing any invention covered by the IBM patent. There can be no assurance, however, that IBM will not pursue its claim. The Company is also aware of pending litigation between Virgle L. Hedgcoth and Mitsubishi Kasei Corporation regarding certain disk preparation techniques allegedly patented by Mr. Hedgcoth (the "Hedgcoth Patents"). These disk preparation techniques are used by most disk manufacturers, including the Company. The Company believes that the Hedgcoth Patents are not valid because of prior commercial activities by other companies utilizing the technology covered. However, should Mr. Hedgcoth prevail in such litigation and elect to pursue the Company, the Company would be forced to either litigate any infringement claims, execute a license, if available, or design around the patents, which the Company believes is possible. The failure to obtain a key patent license or a license to key proprietary intellectual property from a third party could cause the Company to incur substantial liabilities and possibly to suspend the manufacture of the products utilizing the patented or proprietary invention, either of which would have a material adverse effect on the Company's business, results of operation and financial condition. See "Risk Factors -- Intellectual Property and Proprietary Rights" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


EMPLOYEES

     As of March 29, 1996, the Company had approximately 735 employees located in California, with approximately 610 in manufacturing, 100 in research and development and approximately 25 in administration and marketing, and approximately 400 employees located in Singapore. The Company believes it has good relations with its employees. None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage. The Company believes that attracting and motivating skilled technical talent is vital to its success. See "Risk Factors -- Dependence on Personnel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL MATTERS

     The Company's operations and manufacturing processes are subject to certain federal, state, local and foreign environmental protection laws and regulations. These laws and regulations relate to the Company's use, handling, storage, discharge and disposal of certain hazardous materials and wastes, the pre-treatment and discharge of process waste waters, and the control of process air pollutants. The Company has from time to time been notified of minor violations concerning its waste water discharge permits, air quality regulations and hazardous material regulations. The Company has implemented corrective action plans to remedy these violations and has put in place procedures to effectuate continued compliance with these laws and regulations.

The Company has also initiated safety programs and training of personnel on safe storage and handling of hazardous materials and wastes. The Company believes that it is in compliance in all material respects with applicable environmental regulations and does not anticipate any material capital expenditures for environmental related matters. Environmental laws and regulations, however, may become more stringent over time and there can be no assurances that the Company's failure to comply with either present or future regulations would not subject the Company to significant compliance expenses, production suspensions or delay, restrictions on expansion at its present locations or the acquisition of costly equipment. See "-- Legal Proceedings."

     The Company uses a significant amount of water in its manufacturing process. During periods of drought in California, water use restrictions have been imposed on many manufacturers in the state. During past droughts, the Company was able to obtain sufficient water supplies without significant increasing costs. The Company is currently considering the implementation of a recycling program which would reduce the Company's water intake from external sources. However, if a drought reoccurs and reductions in the Company's water usage allocation are mandated by the government, there can be no assurances that such water use restrictions would not subject the Company to significant expenses or a reduction in its level of production in California which could cause a material adverse affect on the Company's business, operating results and financial condition. See "Risk Factors -- Environmental Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPERTIES


     The Company currently leases all of its facilities, including 116,100 square feet in Santa Clara, California. These buildings house manufacturing, research and development and the Company's headquarter offices. The primary leases for these properties have various expiration dates from April 1996 through June 1997. Each lease has a renewal option with durations of two through six years.



     The Company leases a 52,000 square foot manufacturing facility in Singapore, the lease for which expires in June 1997 (subject to renewal options through June 2000). In addition the Company is currently negotiating leases on land and buildings in Singapore for the Dedicated Facility, its new substrate facility and the proposed 180,000 square foot disk manufacturing facility.


LEGAL PROCEEDINGS


     On December 4, 1995, the Company and the Bay Area Air Quality Management District (the "District") agreed in principle upon the terms of a stipulated conditional abatement order to be issued by the District with respect to the Company's luber equipment. The stipulation requires the Company to conduct a thorough evaluation of the optimum operating parameters for the luber to assist the District in determining the best available control technology to be applied to reduce volatile organic emissions from such equipment. The Company believes that neither the evaluation nor its results will materially adversely affect its results of operations or financial condition.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     Officers and directors of the Company and their ages as of April 30, 1996 are as follows:


                    NAME                     AGE                   POSITION
    -------------------------------------    ---     -------------------------------------
    William J. Almon.....................    63      Chairman of the Board of Directors
                                                     and Chief Executive Officer
    Michael E. Oxsen.....................    45      President and Chief Operating Officer
    Atef Eltoukhy........................    45      Senior Vice President and Chief
                                                        Technical Officer
    Stephen M. Abely.....................    39      Vice President, Chief Financial
                                                     Officer and Assistant Secretary
    Sherman Silverman....................    55      Vice President, Sales and Marketing
    John A. Downer(1)(2).................    38      Director
    Francis J. Lunger(1).................    50      Director
    Mark S. Rossi(2).....................    39      Director


- ---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     William J. Almon has served as Chairman of the Board of Directors and Chief Executive Officer since the Company's organization in May 1994. Mr. Almon served as the Company's President from the Company's organization in May 1994 until May 1995 when Michael E. Oxsen was appointed to succeed Mr. Almon as President of the Company. Prior to joining the Company, Mr. Almon served as an independent consultant from February 1993 until May 1994 and as President, Chief Operating Officer and a director of Conner Peripherals, Inc., an independent disk drive manufacturer, from December 1988 to February 1993. From 1958 to 1987, Mr. Almon served in various management positions with IBM Corporation, most recently as Vice President, Low End Storage Products. Mr. Almon holds a B.S. in Engineering from the U.S. Military Academy, West Point. Mr. Almon also serves as a director of Read-Rite Corporation and Sigma Designs Corporation.


     Michael E. Oxsen has served as President of the Company since May 1995 and Chief Operating Officer since May 1994, prior thereto having served as Vice President and Chief Operating Officer since May 1994. From October 1991 to May 1994, Mr. Oxsen served in various capacities at the Predecessor, most recently as Vice President of Manufacturing Operations and Director of Manufacturing Engineering. From December 1977 to October 1991, Mr. Oxsen served in various engineering and management positions with IBM Corporation, most recently as a manager in the thin film disk operations unit. Mr. Oxsen holds a B.S. in Chemistry from San Jose State University.


     Atef Eltoukhy has served as Senior Vice President and Chief Technical Officer since May 1995, acting as an independent consultant to the Company from May 1994 until September 1994. In September 1994, the Board of Directors appointed Dr. Eltoukhy Vice President of Research and Development and Chief Technical Officer. From September 1991 until May 1994, Dr. Eltoukhy served as Vice President and Chief Technical Officer of the Predecessor. From June 1983 to September 1991, Dr. Eltoukhy served as Senior Vice President of Research and Development for HMT Technology Corporation and its predecessor, Xidex Corporation. Xidex Corporation acquired Trimedia, a company of which Dr. Eltoukhy was a founder and chairman of the board of directors. Dr. Eltoukhy holds a Ph.D. in Material Science from the University of Illinois, an M.S. in Material Science from the American University in Cairo, and an M.S. in Metallurgical Engineering from Cairo University.

     Stephen M. Abely has served as Vice President, Chief Financial Officer and Assistant Secretary since May 1994. From August 1983 until May 1994, Mr. Abely served in various capacities at Nashua Corporation, an office supply and paper company, most recently as Controller of the Predecessor. Mr. Abely holds a B.S. in Business Administration from Northeastern University.

     Sherman Silverman has served as Vice President, Sales and Marketing since May 1994. From September 1969 until May 1994, Mr. Silverman served in various capacities at the Predecessor, most recently as Vice President, Marketing and Sales. Mr. Silverman holds a B.A. in Economics from Tulane University.

     John A. Downer has served as a director of the Company since May 1994. Since July 1989, Mr. Downer has served as a Vice President of Prudential Equity Investors, Inc., the general partner of Prudential Private Equity Investors III, L.P., a private equity fund. Mr. Downer also serves as a director of several private companies. Mr. Downer served as a director of Auspex Systems, Inc. from January 1992 to December 1995 and Medaphis Corporation from November 1989 to May 1996.


     Francis J. Lunger has served as a director of the Company since May 1994. Since November 1995 Mr. Lunger has served as Senior Vice President and Chief Financial Officer of Oak Industries Inc., a component supplier to the telecommunications industry. From March 1994 until August 1995 Mr. Lunger served as Chief Administrative Officer, and from August 1995 until November 1995, Acting Chief Executive Officer of Nashua Corporation. From January 1983 until March 1994, Mr. Lunger served as a Vice President of Raychem Corporation, a diversified materials science company, most recently serving as Vice President and General Manager of the Interconnect Components and Medical Division.



     Mark S. Rossi has served as a director of the Company since May 1994. Since March 1984, Mr. Rossi has served as President or Vice President of Prudential Equity Investors, Inc., the general partner of Prudential Private Equity Investors III, L.P., a private equity fund. Mr. Rossi also serves as a director of several private companies and until February 1996, served as a director of Conner Peripherals, Inc.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1996 and as adjusted to give effect to the sale of the 4,500,000 shares of Class A Common Stock offered hereby, by (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the Company's executive officers, (iv) each Selling Stockholder, and, (v) all of the Company's directors and officers as a group. See "Risk Factors -- Control By Existing Stockholders and Anti-takeover Effects" and "-- Benefits of the Offering to Selling Stockholders."


                                              SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                       OWNED AFTER
                                                  OFFERING(1)         NUMBER OF       OFFERING(1)
                                              --------------------     SHARES     --------------------
              NAME AND ADDRESS                 NUMBER      PERCENT     OFFERED     NUMBER      PERCENT
- --------------------------------------------  ---------    -------    ---------   ---------    -------
Prudential Private Equity Investors III,
  L.P. ("PPEI")(2)..........................  5,737,499      33.3%    1,180,000   4,557,499      22.5%
  717 Fifth Avenue
  New York, NY 10022
William J. Almon(3).........................  1,295,122       7.3       295,000   1,000,122       4.8%
  c/o StorMedia Incorporated
  390 Reed Street
  Santa Clara, California 95050
John A. Downer (4)..........................  5,737,499      33.3     1,180,000   4,557,499      22.5
Francis J. Lunger (5).......................      4,000      *               --       4,000      *
Mark S. Rossi (4)...........................  5,737,499      33.3     1,180,000   4,557,499      22.5
Michael E. Oxsen (6)........................     38,331      *           12,500      25,831      *
Atef Eltoukhy (7)...........................      3,285      *               --       3,285      *
Stephen M. Abely (8)........................     30,692      *               --      30,692      *
Sherman Silverman (9).......................     41,391      *           12,500      28,891      *
All directors and executive officers as a
  group (8 persons)(2)(4)(10)...............  7,150,320      40.4     1,500,000   5,650,320      27.3


- ---------------
  *  Less than 1%


 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of April 30, 1996, are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual but are not outstanding for purposes of computing the percentage of any other person. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



 (2) At April 30, 1996, PPEI owned 1,375,498 shares of Class A Common Stock and 4,362,001 shares of non-voting Class B Common Stock. Following this offering PPEI will own 195,498 shares of Class A Common Stock and 4,362,001 shares of Class B Common Stock. PPEI may convert shares of Class B Common Stock into Class A Common Stock at any time subject to certain limitations. See "Description of Capital Stock -- Class B Common Stock."


 (3) Includes 431,250 shares subject to stock options which are exercisable within 60 days of April 3 0, 1996.

 (4) Messrs. Rossi and Downer are the President and Vice President, respectively, of the general partner of PPEI and, as such, may be deemed to beneficially own the 5,737,499 shares owned by such partnership. Mr. Rossi and Mr. Downer each disclaim personal beneficial ownership of any or all of these shares except to the extent of their respective individual proportionate ownership interests therein.

 (5) Includes 4,000 shares subject to stock options which are exercisable within 60 days of April 30, 1996.


 (6) Includes 11,531 shares subject to stock options which are exercisable within 60 days of April 30, 1996.



 (7) Includes 3,285 shares subject to stock options which are exercisable within 60 days of April 30, 1996.



 (8) Includes 18,891 shares subject to stock options which are exercisable within 60 days of April 30, 1996.


 (9) Includes 7,641 shares subject to stock options which are exercisable within 60 days of April 30, 1996.


(10) Includes an aggregate of 476,598 shares subject to stock options which are exercisable within 60 days of April 30, 1996. See footnotes 3, 5, 6, 7, 8 and 9.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock, $0.013 par value, 5,000,000 shares of Class B Common Stock, $0.013 par value and 1,000,000 shares of Preferred Stock, $0.01 par value. On April 30, 1996, there were outstanding 12,864,888 shares of Class A Common Stock, 4,362,001 shares of Class B Common Stock, and no shares of Preferred Stock.

     Class A Common Stock

     The holders of Class A Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors and paid out of funds legally available therefor, subject to the simultaneous payment of dividends to the holders of Class B Common Stock. See "Class B Common Stock" below. Holders of shares of Class A Common Stock are entitled to one vote per share. Cumulative voting of shares is not permitted. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive and share ratably, along with the holders of Class B Common Stock, in all assets remaining available for distribution to stockholders, after payment of any preferential amounts, if any, to which the holders of Preferred Stock may be entitled. The Class A Common Stock has no preemptive rights and is not redeemable, assessable or entitled to the benefits of any sinking fund. Shares of Class A Common Stock held by PPEI, Prudential Insurance Company of America or any of their affiliates may be converted at the option of the holder thereof, into an equal number of fully paid and nonassessable shares of Class B Common Stock. All outstanding shares of Class A Common Stock are, and the Class A Common Stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

     Class B Common Stock

     The holders of Class B Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors and paid out of funds legally available therefor. In the event that the holders of Class A Common Stock receive a dividend payable in shares of Class A Common Stock, the holders of Class B Common Stock are entitled to receive a proportionate number of shares of Class B Common Stock. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock are entitled to receive and share ratably, along with the holders of Class A Common Stock, in all assets remaining available for distribution to stockholders, after payment of any preferential amounts to which the holders of Preferred Stock may be entitled. The Class B Common Stock has no preemptive rights and is not redeemable or assessable, or entitled to the benefits of any sinking fund. All outstanding shares of Class B Common Stock are validly issued, fully paid and nonassessable.

     Holders of Class B Common Stock have no rights to vote except upon the occurrence of a Voting Event (as defined by the Company's Amended and Restated Certificate of Incorporation) and then vote as a single class with the Class A Common Stock, or as expressly provided by law. Each share of Class B Common Stock shall have a number of votes equal to the number of shares of Class A Common Stock into which it is then convertible, which, as of the date of this Prospectus, was one for one. The Voting Events include (i) amendments to the Company's Amended and Restated Certificate of Incorporation; (ii) the liquidation, dissolution, winding-up or bankruptcy of the Company or reclassification of its capital stock; and (iii) the consolidation, merger or other business combination of the Company or its subsidiaries, requiring submission for approval to the stockholders of the Company or the sale of all or substantially all of its assets. Holders of Class B Common Stock have the right to convert any such shares to Class A Common Stock following notice of a conversion event. PPEI and its affiliates also have the right to convert any such shares to the extent they own less than 19.9% of the Class A Common Stock, provided that at the time of such conversion either (i) William J. Almon, his spouse and lineal descendants, or any trust or partnership controlled by such persons, taken together, or (ii) at least one stockholder not affiliated with Prudential or PPEI owns a larger percentage of Class A Common Stock than PPEI, Prudential and its affiliates taken together. Conversion events include (i) sale of substantially all of the Company's assets, or any acquisition of the Company by merger or stock acquisition; (ii) the Company's suffering of two consecutive quarterly net losses from operations; (iii) transfer of shares of Class B Common Stock to an unaffiliated party by the holder; (iv) the resignation or replacement during any twelve-month period of more than 30% of the Company's directors; (v) default by the Company on any indebtedness for borrowed money as to which the Class B Common stockholder is not a holder; (vi) if PPEI believes conversion is necessary as a result of any tax, accounting or legal consideration; and (vii) at such time William J. Almon, his spouse and lineal descendants, or any trust or partnership controlled by any one of them, taken together, own less than 282,000 shares of Class A Common Stock. PPEI intends to periodically convert a number of shares of Class B Common Stock into Class A Common Stock such that it owns the maximum number of shares of Class A Common Stock permissible under the Company's Amended and Restated Certificate of Incorporation which maximum number of shares is currently one share less than the number of shares owned by William J. Almon, his spouse and lineal descendants or any trust or partnership controlled by such persons, taken together.

     Preferred Stock

     The Board of Directors of the Company is authorized, without further stockholder action, to authorize and issue any of the 1,000,000 undesignated shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of the Preferred Stock. The voting and conversion rights of any class or series of Preferred Stock issued by the Company could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any of the Preferred Stock.

REGISTRATION RIGHTS


     PPEI and William J. Almon are entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act") of their shares of Class A Common Stock held by them or issuable upon conversion of Class B Common Stock pursuant to an agreement among the Company and such holders. Under the terms of such agreement, if the Company proposes to register any of its securities under the Securities Act, PPEI and Mr. Almon are entitled to notice of such registration and are entitled to include their shares of Class A Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of such shares included in such registration. In addition, PPEI may require the Company, beginning 180 days after the date of this Prospectus to file a registration statement under the Securities Act with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. PPEI, however, has signed a Lock-Up Agreement with the Underwriters for this Offering pursuant to which it has agreed not to sell any shares of Common Stock prior to 90 days after the effective date of the offering being made pursuant to this Prospectus. Further, the holders may require the Company to register, subject to certain conditions and limitations, all or a portion of their shares on a Registration Statement on Form S-3. The holders may request up to three demand registrations.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Class A Common Stock is First Interstate Bank of California, San Francisco, California. Its telephone number is (800) 522-6645. Effective June 3, 1996, the transfer agent and registrar for the Company's Class A Common Stock will be the First National Bank of Boston, Canton, Massachussetts. Its telephone number is (800) 730-6001.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is governed by the provisions of Section 203 of the DCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

     Additionally, the Bylaws of the Company provide that special meetings of stockholders may only be called by two or more board members or the holders of at least 50% of any class or series of the Company's outstanding capital stock.

     In addition to the foregoing, the ability of the Board of Directors to issue "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue Preferred Stock.

LISTING

     The Company's Class A Common Stock is listed on the Nasdaq National Market under the trading symbol "STMD." The Company has not applied to list its Common Stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A Common Stock of the Company in the public market could adversely affect the prevailing market price of the Common Stock. Upon completion of the offering, the Company will have 15,864,888 shares of Class A Common Stock and 4,362,001 shares of Class B Common Stock outstanding. All of the 4,500,000 shares of Class A Common Stock sold in this offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or registration under the Securities Act, except for any shares purchased by affiliates of the Company. All of the Company's officers and directors as well as PPEI (who will own after the offering 1,288,319 shares of Class A Common Stock, including options exercisable within 60 days of April 30, 1996, and 4,362,001 shares of Class B Common Stock) have signed lock-up agreements with the Underwriters agreeing not to sell any shares of Common Stock owned by them or acquired on exercise of options for 90 days after the effective date of this offering (the "Effective Date") without the prior approval of Morgan Stanley & Co. Incorporated. All of these shares of Common Stock are restricted shares and will be eligible for immediate sale in the public market upon expiration of such lock-up agreements, subject to volume and certain other restrictions under Rule 144.


     As of April 30, 1996, there were a total of 2,223,887 shares of Common Stock subject to outstanding options under the 1994 Incentive Stock Option Plan and 1995 Director Option Plan (the "Option Plans"), of which 572,887 were exercisable. All options held by officers and directors of the Company are subject to the 90-day lock-up agreement with the Underwriters. Shares issuable upon exercise of all other options will, upon exercise, be eligible for immediate sale pursuant to the Company's Registration Statement on Form S-8. The Company has filed a Registration Statement on Form S-8 under the Securities Act to register all of the shares of Common Stock reserved for issuance under the 1995 Employee Stock Purchase Plan and the Option Plans. Shares purchased upon exercise of options granted pursuant to the Option Plans or purchased pursuant to the 1995 Employee Stock Purchase Plan generally will be immediately available for resale in the public market.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed "affiliates", who has beneficially owned restricted shares for at least two years (as computed under Rule 144) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number shares that does not exceed greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 202,300 shares immediately after this offering) or
(ii) the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to manner of sale, the filing of a notice, and the availability of public information concerning the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three-month period preceding a sale and who has beneficially owned the restricted shares proposed to be sold for at least three years (including the contiguous holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations and certain other requirements described above. Restricted shares and options to purchase Common Stock sold by the Company to, among others, its employees, officers and directors pursuant to written compensation plans or contracts and in reliance on Rule 701 under the Securities Act, may be resold in reliance on Rule 144 by such persons who are not affiliates subject only to the provisions of Rule 144 regarding manner of sale, and by such persons who are affiliates without complying with the Rule's holding period requirements.

     The Company has granted to PPEI and William J. Almon registration rights with respect to shares of Class A Common Stock owned by them, including shares of Class A Common Stock issuable upon conversion of Class B Common Stock. Under the terms of the registration rights agreement, if the Company proposes to register any of its securities under the Securities Act, whether for its own account or otherwise, such persons are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. In addition, such persons may require the Company to effect the registration of their registrable shares for sale to the public, subject to certain conditions and limitations. See "Description of Capital
Stock -- Registration Rights."


     The Company has also agreed not sell or otherwise dispose of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Class A Common Stock, for a period of 90 days after the Effective Date, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions.

                                  UNDERWRITERS


     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Montgomery Securities and Smith Barney Inc. are acting as U.S. Representatives, have severally agreed to purchase, and the Company and Selling Stockholders have agreed to sell to them, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Montgomery Securities and Smith Barney Inc. are acting as International Representatives (collectively with the U.S. Representatives, the "Representatives"), have severally agreed to purchase, and the Company and the Selling Stockholders agreed to sell to them, the respective number of shares of the Company's Class A Common Stock set forth opposite their respective names below:


                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    U.S. Underwriters:
      Morgan Stanley & Co. Incorporated.......................................
      Montgomery Securities...................................................
      Smith Barney Inc........................................................

                                                                                ---------
              Subtotal........................................................  3,600,000
                                                                                ---------
    International Underwriters:
      Morgan Stanley & Co. International Limited..............................
      Montgomery Securities...................................................
      Smith Barney Inc. ......................................................

                                                                                ---------
              Subtotal........................................................    900,000
                                                                                ---------
                Total.........................................................  4,500,000
                                                                                =========

     The U.S. Underwriters and International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any shares of Class A Common Stock being sold by it (the "U.S. Shares") for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any shares of Class A Common Stock being sold by it (the "International Shares") for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. With respect to Montgomery Securities and Smith Barney Inc., the foregoing representations or agreements (i) made by each of them in their capacity as a U.S. Underwriter shall apply only to shares of Class A Common Stock purchased by each of them in their capacity as a U.S. Underwriter, (ii) made by each of them in their capacity as an International Underwriter shall apply only to shares of Class A Common Stock purchased by each of them in their capacity as an International Underwriter and (iii) shall not restrict either of their abilities to distribute the Prospectus to any person. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside of the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

     Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Class A Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Class A Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Class A Common Stock a notice stating in substance that, by purchasing such shares such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Class A Common Stock a notice to the foregoing effect.

     Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock if that person is of a kind described in Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Underwriters initially propose to offer part of the shares of Class A Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers
at a price that represents a concession not in excess of $          per share
under the public offering price. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $          per share to other
Underwriters or to certain other dealers.

     Pursuant to the Underwriting Agreement, certain of the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 675,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in the sale of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock offered hereby to the U.S. Underwriters.

     Pursuant to regulations promulgated by the Securities and Exchange Commission, market makers in the Common Stock who are Underwriters or prospective underwriters ("passive market makers") may, subject to certain limitations, make bids for or purchases of shares of Class A Common Stock until the earlier of the time of commencement (the "Commencement Date") of offers or sales of the Class A Common Stock contemplated by this Prospectus or the time at which a stabilizing bid for such shares is made. In general, on and after the date two business days prior to the Commencement Date (1) such market maker's net daily purchases of the Class A Common Stock may not exceed 30% of its average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) such market maker may not effect transactions in, or display bids for, the Class A Common Stock at a price that exceeds the highest bid for the Class A Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.


     See "Shares Eligible for Future Sale" for a description of certain arrangements pursuant to which certain stockholders and all officers and directors have agreed that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Common Stock of the Company, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock for a period of 90 days after the Effective Date. The Company has agreed in the Underwriting Agreement that it will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Class A Common Stock for a period of 90 days after the Effective Date, provided that the Company may grant options or issue shares under its stock option plans during such 90 day period.


     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


     Prior to the offering, PPEI owned 1,375,498 shares of Class A Common Stock and 4,362,001 shares of Class B Common Stock. PPEI has certain rights to convert Class B Common Stock into Class A Common Stock. See "Description of Capital Stock." Prudential Equity Investors, Inc. ("PEI"), the general partner of PPEI, is a wholly-owned subsidiary of Prudential Insurance Company of America, which is the controlling shareholder of Prudential Securities Incorporated, a member of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, P.C., Palo Alto, California. Judith M. O'Brien, a member of Wilson, Sonsini, Goodrich & Rosati, is Secretary of the Company. As of the date of this Prospectus, Mrs. O'Brien and certain attorneys employed by Wilson, Sonsini, Goodrich & Rosati, P.C., own 3,750 shares of the Company's Class A Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP San Francisco, California.

                                    EXPERTS

     The consolidated financial statements and related schedule of the Company and its subsidiaries as of December 31, 1994 and 1995 and for the period from May 20, 1994 through December 31, 1994 and the year ended December 31, 1995 and the financial statements and related schedule of the Predecessor as of December 31, 1993 and for the year ended December 31, 1993 and for the period from January 1, 1994 through May 19, 1994 have been included herein or incorporated herein by reference and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk
Factors -- Intellectual Property and Proprietary Rights" and
"Business -- Intellectual Property and Proprietary Rights" have been reviewed and approved by Lahive & Cockfield, special intellectual property counsel to the Company, as experts in such matters, and are included herein in reliance upon such review and approval.

                             AVAILABLE INFORMATION


     StorMedia Incorporated (the "Company") is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.



     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Equity.....................................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
StorMedia Incorporated:

     We have audited the accompanying consolidated balance sheets of StorMedia Incorporated (the Company) and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 1995 and for the period from May 20, 1994 through December 31, 1994, and the accompanying statements of operations, equity and cash flows for the period from January 1, 1994 through May 19, 1994 and for the year ended December 31, 1993 of the thin film division (the Predecessor) of Nashua Corporation. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     As described in Note 1 of the notes to consolidated financial statements, the Company acquired certain assets of the Predecessor in return for notes payable and assumption of certain liabilities on May 20, 1994 in a transaction which was accounted for as a purchase. Accordingly, the consolidated financial statements of the Company and its subsidiaries are presented on a different cost basis than the financial statements of the Predecessor and therefore, are not comparable.

     In our opinion, the consolidated financial statements of the Company and its subsidiaries referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from May 20, 1994 through December 31, 1994, in conformity with generally accepted accounting principles.

     In our opinion, the financial statements of the Predecessor referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the period from January 1, 1994 through May 19, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Palo Alto, California
January 17, 1996

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (INFORMATION AS OF MARCH 29, 1996 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    MARCH 29,
                                                                                                       1996
                                                                     DECEMBER 31,   DECEMBER 31,   ------------
                                                                         1994           1995
                                                                     ------------   ------------   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................................    $  2,355       $ 37,407       $ 31,624
  Short-term investments...........................................          --         18,421          5,700
  Accounts receivable, less allowances of $253, $1,555, and $1,084, at December 31, 1994 and 1995 and March 29, 1996,
     respectively..................................................      15,709         30,114         39,365
  Inventories......................................................       5,616          9,811         10,357
  Prepaid expenses.................................................       2,861          4,551          5,240
  Deferred income taxes............................................         807          2,015          2,015
                                                                       --------        -------       --------
          Total current assets.....................................      27,348        102,319         94,301
Plant and equipment, net...........................................      17,976         77,856        102,737
Deferred income taxes..............................................       1,172            576            576
Deposits and other assets..........................................         271            846          1,065
                                                                       --------        -------       --------
                                                                       $ 46,767       $181,597       $198,679
                                                                       ========        =======       ========
LIABILITIES, REDEEMABLE PREFERRED STOCK, PUT OPTIONS AND EQUITY
Current liabilities:
  Trade accounts payable...........................................    $ 10,584       $ 18,997       $ 32,402
  Short-term borrowings............................................       7,283             --             --
  Current portion of long-term debt................................       2,944             47             20
  Accrued salaries and benefits....................................       2,010          4,607          4,139
  Income taxes payable.............................................       2,069          3,407          4,845
  Other accrued expenses...........................................         722          1,209          1,100
                                                                       --------        -------       --------
          Total current liabilities................................      25,612         28,267         42,506
Long-term debt, less current portion...............................      12,806            111             32
Redeemable Preferred Stock, par value $.01 per share 6,300 Series A shares authorized, 1,890 shares issued and outstanding at
  December 31, 1994, and no shares issued and outstanding at
  December 31, 1995 and March 29, 1996; and 5,040 Series B shares authorized, no shares issued and outstanding at December 31,
  1994, 1995 and March 29, 1996; aggregate liquidation preference
  $4,793 at December 31, 1994 and $0 at December 31, 1995 and March
  29, 1996.........................................................       4,750             --             --
Put options........................................................          --         20,605         12,363
Commitments and contingencies
Equity:
  Preferred Stock, $.01 par value; 1,000 shares authorized; none
     issued or outstanding.........................................          --             --             --
  Class A Common Stock, $.013 par value; 50,000 shares authorized;
     618, 11,482, and 12,761 shares issued and outstanding at
     December 31, 1994 and 1995, and March 29, 1996,
     respectively..................................................           8            153            170
  Convertible Class B Common Stock; $.013 par value; 5,000 shares authorized; 1,520, 5,738, and 4,362 shares issued and
     outstanding at December 31, 1994 and 1995 and March 29, 1996,
     respectively..................................................          20             77             58
  Additional paid-in capital.......................................         368        108,116        109,907
  Deferred compensation............................................          --            (10)            (9)
  Net unrealized gain..............................................          --             95             --
  Retained earnings................................................       3,203         24,183         33,652
                                                                       --------        -------       --------
          Total equity.............................................       3,599        132,614        143,778
                                                                       --------        -------       --------
                                                                       $ 46,767       $181,597       $198,679
                                                                       ========        =======       ========

          See accompanying notes to consolidated financial statements.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND
                          MARCH 29, 1996 IS UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                               PRO FORMA
                                        PREDECESSOR              COMPANY      PREDECESSOR/                 COMPANY
                                ----------------------------   ------------     COMPANY      ------------------------------------
                                                PERIOD FROM    PERIOD FROM      COMBINED                     THREE MONTHS ENDED
                                 YEAR ENDED    JANUARY 1 TO     MAY 20 TO      YEAR ENDED     YEAR ENDED    ---------------------
                                DECEMBER 31,      MAY 19,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 29,
                                    1993           1994            1994           1994           1995         1995        1996
                                ------------   -------------   ------------   ------------   ------------   ---------   ---------
                                                                              (UNAUDITED)                   (UNAUDITED)
Net sales.....................    $ 77,145        $26,168        $ 55,598       $ 81,766       $161,455      $27,880     $61,156
Cost of sales.................      64,352         22,077          43,795         65,509        117,827       21,818      44,047
                                  --------        -------         -------        -------       --------
  Gross profit................      12,793          4,091          11,803         16,257         43,628        6,062      17,109
Operating expenses:
  Research and development....       5,417          2,124           3,116          5,010          9,269        1,692       3,708
  Selling, general and
    administrative............       7,117          1,583           2,552          3,883          5,435        1,008       2,050
  Restructuring charge........      24,916             --              --             --             --
                                  --------        -------         -------        -------       --------
        Total operating
          expenses............      37,450          3,707           5,668          8,893         14,704        2,700       5,758
                                  --------        -------         -------        -------       --------
        Operating earnings
          (loss)..............     (24,657)           384           6,135          7,364         28,924        3,362      11,351
  Interest income (expense)
    net.......................          --             --            (663)        (1,083)            76         (567)        485
                                  --------        -------         -------        -------       --------
  Earnings (loss) before
    income tax expense........     (24,657)           384           5,472          6,281         29,000        2,795      11,836
Income tax expense............          --             --           2,079          2,386          7,842          759       2,367
                                  --------        -------         -------        -------       --------
  Net earnings (loss).........    $(24,657)       $   384        $  3,393       $  3,895       $ 21,158      $ 2,036     $ 9,469
                                  ========        =======         =======        =======       ========
Earnings per share:
  Primary.....................                                   $   0.30       $   0.35       $   1.38      $  0.18     $  0.52
                                                                  =======        =======       ========
  Fully diluted...............                                   $   0.30       $   0.35       $   1.38      $  0.18     $  0.52
                                                                  =======        =======       ========
Number of shares used in per
  share computation:
  Primary.....................                                     11,175         11,175         15,314       11,175      18,305
                                                                  =======        =======       ========
  Fully diluted...............                                     11,175         11,175         15,338       11,175      18,309
                                                                  =======        =======       ========

          See accompanying notes to consolidated financial statements.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EQUITY
                 (INFORMATION FOR MARCH 29, 1996 IS UNAUDITED)
                                 (IN THOUSANDS)

                                       COMMON STOCK     ADDITIONAL                                  NET
                                      ---------------    PAID-IN       DEFERRED     DIVISIONAL   UNREALIZED   RETAINED    TOTAL
                                      SHARES   AMOUNT    CAPITAL     COMPENSATION     EQUITY        GAIN      EARNINGS    EQUITY
                                      ------   ------   ----------   ------------   ----------   ----------   --------   --------
PREDECESSOR PERIOD
  Balances at December 31, 1992.....     --     $ --     $     --        $ --        $ 36,011       $ --      $    --    $ 36,011
  Net advances from Nashua..........     --       --           --          --           7,051         --           --       7,051
  Net loss..........................     --       --           --          --         (24,657)        --           --     (24,657)
                                      ------    ----     --------        ----        --------        ---      -------    --------
  Balances at December 31, 1993.....     --       --           --          --          18,405         --           --      18,405
  Net advances from Nashua..........     --       --           --          --           3,280         --           --       3,280
  Net earnings......................     --       --           --          --             384         --           --         384
                                      ------    ----     --------        ----        --------        ---      -------    --------
  Balances at May 19, 1994..........     --     $ --     $     --        $ --        $ 22,069       $ --      $    --    $ 22,069
                                      ======    ====     ========        ====        ========        ===      =======    ========
SUCCESSOR PERIOD
  Net proceeds from sale of Class A
    Common Stock for $115 and $281,
    respectively....................  2,138     $ 28     $    368        $ --        $     --       $ --      $    --    $    396
  Preferred Stock dividends
    (.03 per share).................     --       --           --          --              --         --         (190 )      (190)
  Net earnings......................     --       --           --          --              --         --        3,393       3,393
                                      ------    ----     --------        ----        --------        ---      -------    --------
  Balances at December 31, 1994.....  2,138       28          368          --              --         --        3,203       3,599
  Proceeds from exercise of
    common stock options............    908       12          275          --              --         --           --         287
  Proceeds from sale of Common
    Stock...........................  7,087       95      118,051          --              --         --           --     118,146
  Conversion of Redeemable Preferred
    Stock to Common Stock...........  7,087       95        4,655          --              --         --           --       4,750
  Proceeds from sale of put
    options.........................     --       --        1,918          --              --         --           --       1,918
  Reclassification of put option
    obligation......................     --       --      (20,605)         --              --         --           --     (20,605)
  Deferred compensation.............     --       --           86         (10)             --         --           --          76
  Tax benefit arising from early
    dispositions of stock issued
    upon exercise of stock
    options.........................     --       --        3,368          --              --         --           --       3,368
  Preferred Stock dividends
    (.01 per share).................     --       --           --          --              --         --         (178 )      (178)
  Net unrealized gain...............     --       --           --          --              --         95           --          95
  Net earnings......................     --       --           --          --              --         --       21,158      21,158
                                      ------    ----     --------        ----        --------        ---      -------    --------
  Balances at December 31, 1995.....  17,220    $230     $108,116        $(10)       $     --       $ 95      $24,183    $132,614
  Proceeds from exercise of common
    stock options (unaudited).......    166        2          167          --              --         --           --         169
  Settlement of put options
    (unaudited).....................     --       --         (311)         --              --         --           --        (311)
  Reclassification of put option
    obligation (unaudited)..........     --       --        8,242          --              --         --           --       8,242
  Repurchase of Class A Common stock
    (unaudited).....................   (263 )     (4)      (7,208)         --              --         --           --      (7,212)
  Deferred compensation
    (unaudited).....................     --       --           --           1              --         --           --           1
  Net unrealized gain (loss)
    (unaudited).....................     --       --           --          --              --        (95)          --         (95)
  Tax benefit arising from early
    dispositions of stock issued
    upon exercise of stock options
    (unaudited).....................     --       --          901          --              --         --           --         901
  Net earnings (unaudited)..........     --       --           --          --              --         --        9,469       9,469
                                      ------    ----     --------        ----        --------        ---      -------    --------
  Balances at March 29, 1996
    (unaudited).....................  17,123    $228     $109,907        $ (9)       $     --       $ --      $33,652    $143,778
                                      ======    ====     ========        ====        ========        ===      =======    ========

          See accompanying notes to consolidated financial statements.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        (INFORMATION FOR MARCH 31, 1995 AND MARCH 29, 1996 IS UNAUDITED)
                                 (IN THOUSANDS)

                                                    PREDECESSOR                                   COMPANY
                                             --------------------------   -------------------------------------------------------
                                                            PERIOD FROM   PERIOD FROM                      THREE MONTHS ENDED
                                              YEAR ENDED     JANUARY 1     MAY 20 TO      YEAR ENDED    -------------------------
                                             DECEMBER 31,   TO MAY 19,    DECEMBER 31,   DECEMBER 31,    MARCH 31,     MARCH 29,
                                                 1993          1994           1994           1995          1995          1996
                                             ------------   -----------   ------------   ------------   -----------   -----------
                                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
 Net earnings (loss)........................   $(24,657)      $   384       $  3,393       $ 21,158       $ 2,036      $   9,469
 Adjustments to reconcile net earnings
   (loss) to net cash provided by (used in)
   operating activities:
 Depreciation and amortization..............      7,973           467            357          4,355           584          3,029
 Restructuring charge.......................     24,916            --             --             --            --             --
 Deferred income taxes......................         --            --         (1,979)          (612)           --             --
 Changes in operating assets and
   liabilities:
   Accounts receivable......................     (2,202)       (3,650)       (10,352)       (14,405)       (3,385)        (9,251)
   Inventories..............................       (446)         (766)          (979)        (4,195)       (2,016)          (546)
   Prepaid expenses.........................        315           481         (1,387)        (1,690)         (402)          (689)
   Other assets.............................        (16)           (9)          (213)          (575)          (78)          (219)
   Trade accounts payable...................     (2,517)          575          7,053          8,413         1,926         13,405
   Accrued liabilities......................       (197)        1,210          1,224          3,084          (240)          (577)
   Income taxes payable.....................         --            --          2,069          4,706        (1,010)         2,339
                                               --------      --------        -------       --------       -------        -------
       Net cash provided by (used in)
        operating activities................      3,169        (1,308)          (814)        20,239        (2,585)        16,960
                                               --------      --------        -------       --------       -------        -------
INVESTING ACTIVITIES
 Acquisition of plant and equipment.........    (10,563)       (1,972)       (14,113)       (60,321)       (3,510)       (27,909)
 Interest capitalized on plant and
   equipment................................         --            --           (364)          (197)         (197)            --
 Sale of short-term investments.............         --            --             --             --            --         12,626
 Purchase of short-term investments.........         --            --             --        (18,326)           --             --
 Other......................................         --            --           (447)            --            --             --
                                               --------      --------        -------       --------       -------        -------
       Net cash used in investing
        activities..........................    (10,563)       (1,972)       (14,924)       (78,844)       (3,707)       (15,283)
                                               --------      --------        -------       --------       -------        -------
FINANCING ACTIVITIES
 Short-term borrowings (repayments).........         --            --          7,283         (8,783)        6,654             --
 Issuance of long-term obligations..........         --            --         11,708             79            --             --
 Payment of debt obligations................         --            --         (5,854)       (17,812)         (100)          (106)
 Proceeds from sale of Common Stock, net of
   issuance costs...........................         --            --            396        118,433            85            169
 Proceeds from sale of Preferred Stock, net
   of issuance costs........................         --            --          4,750             --            --             --
 Proceeds from sale of put options..........         --            --             --          1,918            --           (311)
 Repurchase of Class A Common Stock.........         --            --             --             --            --         (7,212)
 Preferred Stock dividends paid.............         --            --           (190)          (178)          (76)            --
 Net advances from Nashua...................      7,051         3,280             --             --            --             --
                                               --------      --------        -------       --------       -------        -------
       Net cash provided by financing
        activities..........................      7,051         3,280         18,093         93,657         6,563         (7,460)
                                               --------      --------        -------       --------       -------        -------
 Increase (decrease) in cash and cash
   equivalents..............................       (343)           --          2,355         35,052           271         (5,783)
 Cash and cash equivalents at beginning of
   period...................................        343            --             --          2,355         2,355         37,407
                                               --------      --------        -------       --------       -------        -------
 Cash and cash equivalents at end of
   period...................................   $     --       $    --       $  2,355       $ 37,407       $ 2,626      $  31,624
                                               ========      ========        =======       ========       =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
 Cash paid for interest.....................         --            --       $    727       $  1,827       $   734             --
                                                                             =======       ========       =======
 Cash paid for income taxes.................         --            --       $  1,988       $  3,748       $ 1,770      $      --
                                                                             =======       ========       =======
 Non-cash financing and investing
   activities:
 Obligations to Nashua incurred for purchase
   of thin film
   division.................................         --            --       $  6,950             --            --             --
                                                                             =======
 Equipment acquired under capital lease
   obligations..............................         --            --       $  2,946       $  2,141       $ 1,592             --
                                                                             =======       ========       =======
 Equipment acquired under short-term
   borrowings...............................         --            --             --       $  1,500       $ 1,500             --
                                                                                           ========       =======
 Conversion of Preferred Stock to Common
   Stock....................................         --            --             --       $  4,750            --             --
                                                                                           ========
 Tax benefit arising from early dispositions
   of stock issued upon exercise of stock
   options..................................         --            --             --       $  3,368            --      $     901
                                                                                           ========                      =======
 Net unrealized gain on investments.........         --            --             --       $     95            --             --
                                                                                           ========

          See accompanying notes to consolidated financial statements.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BASIS OF PRESENTATION

     On May 4, 1994, StorMedia Incorporated (the "Company") was incorporated to acquire the thin film division (the "Predecessor") of Nashua Corporation ("Nashua"). The Company develops, manufactures and sells sputtered thin film disks to independent hard disk drive manufacturers. On May 20, 1994, the Company purchased substantially all of the assets (excluding certain accounts receivable) and assumed certain liabilities (the "Acquisition") of the Predecessor. The Company's operations prior to May 20, 1994 were immaterial.

     At the time of the Acquisition, the Company delivered Subordinated Promissory Notes for $4,950 (See Note 6) to Nashua, assumed $5,486 of current liabilities, and agreed to pay Nashua a contingent amount ("Earn Out Payment") based upon the 1994 combined operating profits of the Predecessor and Company. In addition, Nashua retained $10,000 of selected accounts receivable which were guaranteed by the Company and which receivables have since been fully paid by the obligors. The Earn Out Payment of $2,000 plus accrued interest was paid to Nashua in 1995.

     The Acquisition was accounted for as a purchase, and, accordingly, the purchase price was allocated based upon fair values of assets acquired and liabilities assumed as of May 20, 1994. The replacement cost of the acquired plant and equipment was reduced by the excess of the fair value of the net assets acquired over the purchase price.

     A summary of the assets acquired and liabilities incurred by the Company is as follows:

    Assets acquired:
      Accounts receivable......................................................  $15,357
      Inventories..............................................................    4,637
      Prepaid expenses and other current assets................................    1,532
      Plant and equipment......................................................      910
                                                                                 -------
                                                                                  22,436
      Less receivables retained by Nashua......................................   10,000
                                                                                 -------
                                                                                 $12,436
                                                                                 =======
    Liabilities incurred:
      Notes payable to Nashua at acquisition...................................  $ 4,950
      Earn out payment.........................................................    2,000
                                                                                 -------
                                                                                   6,950
      Accounts payable.........................................................    3,531
      Accrued liabilities......................................................    1,955
                                                                                 -------
                                                                                 $12,436
                                                                                 =======

     The accompanying financial statements include the accounts of the Predecessor for the period from January 1, 1994 through May 19, 1994 and for the year ended December 31, 1993. The accompanying consolidated financial statements for the year ended December 31, 1995 and for the period from May 20, 1994 through December 31, 1994 include the accounts of the Company and its wholly owned subsidiaries, StorMedia International Ltd. and StorMedia Foreign Sales Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

     The 1994 pro forma combined results of operations include the operations of the Predecessor from the beginning of the period through May 19, 1994 and the results of the Company for the remainder of the period,

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

adjusted on a pro forma basis for changes in interest expense, depreciation and corporate charges. See Note 12.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and cash equivalents: The Company considers all highly liquid debt instruments with maturities of less than three months at date of purchase to be cash equivalents for purposes of the statements of cash flows. Cash equivalents are stated at cost which approximates market.

     Short-term investments: As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. At March 29, 1996, all short-term investments are designated as "available-for-sale." Interest on the investments are included in interest income. The adoption of SFAS No. 115 did not have a material impact on the Company's consolidated financial statements.

     Concentration of credit risk: A majority of the Company's trade receivables are derived principally from export sales to the Far East operations of large U.S. companies within the disk drive industry. The Company performs ongoing credit evaluations of its customers' financial condition. See Note 11.

     Inventories: Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out method. Provisions to reduce the cost of obsolete, slow moving and non-usable inventory to net realizable value are charged to operations.

     Prepaid expenses: The Company includes in prepaid expenses the cost of consumable spare parts and the recoverable amount of sputtering materials which are used in production. Spare parts and sputtering materials are charged to manufacturing costs when used over the Company's normal operating cycle, which is less than twelve months.

     Plant and equipment: Plant and equipment is carried at cost of acquisition which includes capitalized interest on construction in progress. Depreciation is computed on a straight-line basis generally over five years, representing the shorter of the estimated useful lives of the equipment or the lease term in the case of assets under capital leases. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets, or the term of the leased property, computed on a straight-line basis.

     Revenue recognition: The Company records sales when shipped and provides an allowance for estimated costs associated with returns of nonconforming product.

     Foreign currency accounting: The functional currency of the Singapore branch of StorMedia International Ltd. is the U.S. dollar. Exchange gains and losses which result from the remeasurement of foreign currency financial statements into U.S. dollars are included in results of operations. Net translation gains/losses were immaterial through March 29, 1996.

     Foreign exchange gains and losses: The Company enters into foreign forward exchange contracts for firm commitments on equipment and construction-in-progress to hedge foreign exchange risk. Any gains or losses on these instruments are recognized in accordance with SFAS No. 52, "Foreign Currency Translations" and SFAS No. 80, "Accounting for Futures Contracts." The Company does not enter into derivative financial

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

instruments for trading purposes. As of March 29, 1996, there were no foreign forward exchange contracts outstanding.

     Income taxes: Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and the financial reporting basis of assets and liabilities.

     The Predecessor was a division of Nashua, and its taxable income or loss was included in the tax return of Nashua. SFAS No. 109 was applied to determine the income tax expense or benefit to be recorded in the accompanying financial statements by the Predecessor as though it were a separate taxpayer.

     Earnings per share: Earnings per share is calculated by dividing net earnings by the weighted average number of shares of Common Stock and Common Stock Equivalents outstanding including, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, dilutive common equivalent shares from stock options granted at an exercise price less than the IPO price (using the treasury stock method) and common shares from the conversion of the Series A Preferred Stock and Series B Preferred Stock as if they were outstanding throughout the periods presented prior to the IPO (using the if-converted method).

     Use of estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 3 -- BALANCE SHEET COMPONENTS

     Short-term investments: The amortized cost and amortized fair value of securities available-for-sale as of December 31, 1995, are as follows:

                                                 GROSS         GROSS          GROSS        ESTIMATED
                                               AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                 COST           GAIN           LOSS          VALUE
                                               ---------     ----------     ----------     ---------
    Corporate bonds..........................   $ 5,113         $ --           $ 17         $ 5,096
    U.S. government obligations..............     4,964           --             --           4,964
    Commercial paper.........................    21,643           96             --          21,739
    Money market instruments.................       341           --             --             341
    Municipal bonds..........................     7,232           --             --           7,232
    Auction rate preferred...................    16,440           16             --          16,456
                                               ---------     ----------         ---        ---------
              Total..........................   $55,733         $112           $ 17         $55,828
                                                =======      ========       ========        =======
    Included in cash and cash equivalents....                                               $37,407
    Included in short-term investments.......                                                18,421
                                                                                           ---------
    Total....................................                                               $55,828
                                                                                            =======

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The amortized cost and amortized fair value of securities available-for-sale as of March 29, 1996, are as follows:

                                                 GROSS         GROSS          GROSS        ESTIMATED
                                               AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                 COST           GAIN           LOSS          VALUE
                                               ---------     ----------     ----------     ---------
    Corporate bonds..........................   $ 6,091         $ --           $ --         $ 6,091
    U.S. government obligations..............     4,968           --             --           4,968
    Commercial paper.........................     1,385           --             95           1,290
    Money market instruments.................    13,170           --             --          13,170
    Municipal bonds..........................     6,105           --             --           6,105
    Auction rate preferred...................     5,700           --             --           5,700
                                               ---------     ----------     ----------     ---------
              Total..........................   $37,419         $ --           $ 95         $37,324
                                                =======      ========       ========        =======
    Included in cash and cash equivalents....                                               $31,624
    Included in short-term investments.......                                                 5,700
                                                                                           ---------
    Total....................................                                               $37,324
                                                                                            =======

                                                      DECEMBER 31,     DECEMBER 31,     MARCH 29,
                                                          1994             1995           1996
                                                      ------------     ------------     ---------
    Inventories:
      Raw materials.................................    $  2,741         $  4,167       $   5,155
      Work-in-process...............................       1,808            4,368           4,869
      Finished goods................................       1,067            1,276             333
                                                         -------          -------        --------
              Total inventories.....................    $  5,616         $  9,811       $  10,357
                                                         =======          =======        ========
    Plant and equipment:
      Leasehold improvements........................    $  2,282         $  8,379       $  12,050
      Machinery and equipment.......................       7,202           37,381          61,229
      Construction-in-progress......................       8,849           36,695          37,020
                                                         -------          -------        --------
                                                        $ 18,333         $ 82,455       $ 110,299
      Less allowance for depreciation and
         amortization...............................        (357)          (4,599)         (7,562)
                                                         -------          -------        --------
         Plant and equipment, net...................    $ 17,976         $ 77,856       $ 102,737
                                                         =======          =======        ========

NOTE 4 -- RELATED PARTY TRANSACTIONS

     Nashua provided certain services to the Predecessor up through May 19, 1994, including executive management, treasury, tax, financial audit, insurance administration, legal, 401(k) plan administration and general research services. Nashua generally charged the Predecessor for these services based upon the relationship of its sales to total Nashua sales. There were also direct charges for specific expenses paid by Nashua for the Predecessor including insurance coverage and specific research and engineering projects. Management believes the allocation method of the service charges to be reasonable. Management believes the charges incurred for selling, general and administrative expenses and research and development expenses would not have been incurred by the Company on a stand-alone basis, and would have decreased the net loss of the Predecessor by $482 and $894 for the period from January 1 to May 19, 1994, and for the year ended December 31, 1993, respectively.

     The Predecessor's financial statements also included amortization of goodwill relating to the acquisition of Lin Data Corporation in May 1987 which became Nashua's thin film disk division. In the fourth quarter of

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1993, Nashua decided to sell its thin film disk division and recorded a restructuring charge of $24,916. The charge reflected Nashua's estimated net realizable value of the business and comprised write-downs of plant and equipment (approximately $18,700) and goodwill (approximately $6,216).

     The following charges by Nashua were included in the accompanying statements of operations of the Predecessor:

                                                       PERIOD FROM JANUARY 1, 1994
                                                                   TO                  DECEMBER 31,
                                                              MAY 19, 1994                 1993
                                                       ---------------------------     ------------
    Selling, general and administrative..............             $ 252                  $    685
    Research and development.........................               230                       209
    Restructuring charge.............................                --                    24,916

     The Predecessor purchased substantially all of its substrate requirements from Nashua Precision Technologies (NPT), a division of Nashua. In addition, in connection with the acquisition, the Company entered into a supply agreement with Nashua for the purchase of 75% of the Company's substrate requirements for a period of two years beginning May 20, 1994. The supply agreement is conditioned upon Nashua meeting competitive quality and price criteria. Purchases from NPT were:

    Year ended December 31, 1995...............................................  $12,634
    Period from May 20 to December 31, 1994....................................    6,089
    Period from January 1 to May 19, 1994......................................    4,769
    Year ended December 31, 1993...............................................   12,447

     The Company purchased equipment from a company controlled by the brother-in-law of the President and Chief Operating Officer. Such purchases amounted to approximately $1.8 million and approximately $0.1 million during 1995 and 1994, respectively. All transactions were conducted on an arms-length basis.

NOTE 5 -- SHORT-TERM BORROWINGS

  Line of Credit

     On December 1, 1995, the Company entered into an unsecured revolving credit facility agreement (the "Agreement") with Bank of America National Trust and Savings Association ("Bank of America"). Under the Agreement, the Company may borrow up to $20,000 (the "Credit Facility") on a revolving basis through October 31, 1997. Borrowings under the Agreement carry interest at LIBOR plus
 .75% or, at the option of the Company, at a reference rate (as defined in the Agreement) if 50% or less of the Credit Facility is utilized; or at LIBOR plus 1.25% or, at the option of the Company, at a reference rate (as defined in the Agreement) if more than 50% of the Credit Facility is utilized. The Credit Facility provides for a commitment fee of $50 per annum. As of December 31, 1995, the Company had no borrowings under the Credit Facility.

     The Agreement prohibits the payment of cash dividends and requires the continued compliance with various financial covenants. At December 31, 1995, the Company was in full compliance with all covenants and conditions.

     Under the Company's Loan and Security Agreement dated May 20, 1994, as amended (the "Senior Loan Agreement") with Coastfed Business Credit Corporation ("Coast"), which the Company terminated and repaid in August 1995, the Company was permitted to borrow up to $15,000 on a revolving basis secured by substantially all of the assets of StorMedia Incorporated. The Senior Loan Agreement provided the Company with a trade receivables credit line pursuant to which the Company could borrow funds equal to 80% of the eligible trade receivables of the U.S. operation at an interest rate equal to the bank's prime rate plus 2%.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest charges were computed on the effect of cash in-transit and clearing periods specified in the Senior Loan Agreement as well as outstanding balances. The weighted average effective interest rate for the year ended December 31, 1995 and for the period from May 20, 1994 to December 31, 1994 was 14.7% and 13.7%, respectively. Notwithstanding the amount outstanding under the Senior Loan Agreement, the Company was obligated to make monthly minimum interest payments of $13 to Coast. At December 31, 1994 the aggregate amount of the Company's indebtedness to Coast under the trade receivables credit line was $4,300 and there was $4,678 available for future borrowings. Under the terms of the trade receivables credit line, all collections of trade receivables were remitted to Coast, with loan availability adjusted accordingly. The Senior Loan Agreement contained certain requirements including restrictions on payment of any common stock dividends, approval of asset sales, mergers and additional borrowings, and maintenance of a minimum level of tangible net worth.

     On January 27, 1995, the Company amended its Senior Loan Agreement with Coast extending the expiration date to August 31, 1995 and entered into a $4,000 term loan agreement within the total $15,000 commitment. The term loan accrued interest at a rate of prime plus 2% and was payable monthly in arrears.

  Singapore Financing Agreement

     On November 4, 1994, StorMedia International Ltd. ("Subsidiary"), one of the Company's wholly owned subsidiaries, entered into three financing agreements with Sembawang Leasing Pte Ltd. ("Sembawang"): an accounts receivable factoring agreement, a short term loan and a capital lease (See Note 6). In August 1995, the Subsidiary repaid Sembawang the entire principal amounts owing under the three financing agreements, plus accrued interest.

     The accounts receivable factoring agreement permitted the Subsidiary to borrow funds in U.S. dollars on a full recourse basis equal to 90% of the Subsidiary's eligible trade receivables, at a discount rate equal to a United States bank's prime rate plus 1.75% and less a service charge of .125% of each amount factored. During the initial year of the agreement Sembawang retained an additional 5% of the amount factored as a security deposit applied to all three financing agreements up to a maximum of $150 for any one month and $2,000 for the year. At December 31, 1994, the aggregate amount of the Subsidiary's indebtedness to Sembawang under the accounts receivable financing factoring agreement was $2,983. The weighted average interest rate during the period from November 4, 1994 to December 31, 1994 was 10.25%.

     The short term loan facility permitted borrowings of up to $1,500 in U.S. dollars at an interest rate of SIBOR plus 2.625%. The borrowings were repayable in quarterly installments over the year following the date of the initial borrowing.

     In connection with the borrowing agreements between Sembawang and the Subsidiary, the Company, the Company's subordinated debt holders and the Company's Chairman entered into agreements with Sembawang. The Company and its Chairman entered into guarantee agreements with Sembawang under which each would guarantee payment of borrowings under the capital lease line and the facility agreement. The Company's Chairman received a $50 fee in consideration of his guarantee. In addition, Sembawang had a security interest in all of the assets of the Subsidiary, and the capital lease line and the facility agreement contained various covenants, including maintenance of minimum levels of tangible net worth and ratios of debt to equity.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6 -- LONG-TERM DEBT

     Long-term debt at December 31, 1995 and December 31, 1994 consisted of the following:

                                                     DECEMBER 31,     DECEMBER 31,      MARCH 29,
                                                         1994             1995            1996
                                                     ------------     ------------     -----------
                                                                                       (UNAUDITED)
    12 3/8% Subordinated note due May 20, 1999.....    $  5,854           $ --             $--
    Subordinated promissory notes due May 20,
      1997.........................................       4,950             --              --
    Capital lease obligations......................       2,946            158              52
    Earn out payment...............................       2,000             --              --
                                                     ------------       ------             ---
      Total long-term borrowings...................      15,750            158              52
      Less current portion.........................       2,944             47              20
                                                     ------------       ------             ---
              Total long-term portion..............    $ 12,806           $111             $32
                                                     ==========       ==========       =========

     In July 1994 the Company sold a $5,854, 12 3/8% Subordinated Note to its majority stockholder. This note accrued interest at 12 3/8% per annum, payable quarterly, with the principal payable in two equal installments on May 20, 1998 and 1999. Payment of principal and accrued interest on this note accelerated and became payable upon the occurrence of the IPO. This 12 3/8% Subordinated Note, plus accrued interest, was repaid in full on the closing of the Company's IPO.

     On May 20, 1994, in connection with the acquisition of the Predecessor, the Company delivered two Subordinated Promissory Notes totaling $4,950 to Nashua. The notes accrue interest at an annual rate of prime plus 2% which was payable quarterly. Principal was payable quarterly on the occurrence of certain events. These Subordinated Promissory Notes, plus accrued interest, were repaid in full on the closing of the Company's IPO.

     On November 4, 1994, the Subsidiary entered into three financing agreements with Sembawang, all of which were fully repaid in 1995. Under the capital lease the Company had available up to $5,000 in financing representing 67% of the cost of the equipment being leased. Fixed lease payments were to be made quarterly over a five year period beginning at the end of the calendar quarter following equipment installation and acceptance by the Company. In addition, variable interest payments were to be made quarterly over the same five year period computed at the rate of SIBOR plus 2.625% based on the amount outstanding.

     As part of the purchase of the Predecessor, the Company agreed to pay an Earn Out Payment (See Note 1), to Nashua which had been determined to be $2,000. The Earn Out Payment accrued interest annually beginning on March 15, 1995 at a rate of prime plus 2%. Principal payments were scheduled to be made in two equal installments on June 30, 1995 and 1996 plus accrued interest. The Earn Out Payment was paid in two installments of principal plus accrued interest on June 30, 1995 and August 1, 1995.

     Maturities of long-term debt are as follows:

                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    1996....................................................................      $ 47
    1997....................................................................        45
    1998....................................................................        47
    1999....................................................................        18
    2000....................................................................         1
    thereafter..............................................................        --

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- COMMITMENTS

  Operating Leases

     The Company leases all its facilities under noncancelable operating leases which expire at various dates during the next six years. Rental expense for the year ended December 31, 1995, the period from May 20, 1994 through December 31, 1994, the period from January 1, 1994 through May 19, 1994 and the year ended December 31, 1993 were $1,286, $544, $227 and $588, respectively. Future minimum payments under noncancelable operating leases as of December 31, 1995 are:

                                   YEAR ENDED
                                  DECEMBER 31,
- --------------------------------------------------------------------------------
   1996.........................................................................  $1,312
   1997.........................................................................     960
   1998.........................................................................     664
   1999.........................................................................     636
   2000.........................................................................     514
   thereafter...................................................................      --

  Capital Expenditures

     At December 31, 1995, the Company had noncancelable purchase commitments for manufacturing equipment totaling $32,224.

NOTE 8 -- 401(K) PLAN

     During 1994, the Company established a 401(k) employee salary deferral plan (the "Plan") that allows voluntary contributions by all full-time U.S. employees upon employment. Under the Plan, eligible employees may contribute from 1% to 15% of their pretax earnings, up to the Internal Revenue Service's annual contribution limit. The Company matches employee contributions at 50% of the first 6% contributed with an annual maximum employer match of $2,500. The Company's contributions to the Plan for the year ended December 31, 1995 and for the period from May 20 to December 31, 1994 were $442 and $199, respectively.

NOTE 9 -- EQUITY

  Common Stock

     The Class B Common Stock is convertible into shares of Class A Common Stock on a one for one basis at the discretion of the holder based upon the occurrence of certain conversion events.

     On May 4, 1995, the Company sold 4,313 shares of its Class A Common Stock in connection with its IPO. The net proceeds of this offering were $41.9 million after deducting underwriting discounts and commissions and expenses of the offering.

     On July 26, 1995, the Company sold 2,775 shares of its Class A Common Stock in connection with its secondary offering. The net proceeds of this offering were $76.2 million after deducting underwriting discounts and commissions and expenses of the offering.

     As part of the initial funding of the Company in May 1994, the Company sold 1,890 shares of Series A Preferred Stock and 7,560 shares of Series B Preferred Stock concurrent with the sale of 618 shares of Class A Common Stock and 1,520 shares of Class B Common Stock in addition to $5,854 of subordinated debt. Upon the closing of the Company's IPO, the Company's Series A and Series B Preferred Stock was converted into shares of Class A and Class B Common Stock.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Redeemable Preferred Stock

     Both Series A Preferred Stock and Series B Preferred Stock had a liquidation preference of approximately $.75 per share plus accumulated and unpaid dividends and redeemable at the option of the holders at the liquidation preference amount upon a change in ownership or upon an affirmative vote of the preferred stockholders after May 20, 1999. Both Series A Preferred Stock and Series B Preferred Stock accumulated dividends daily at an annual rate of 8% of the liquidation preference amount payable quarterly in August, November, February and May.

     The Series A Preferred Stock was convertible into shares of Class A Common Stock at the discretion of the holder any time after the date of issuance at a conversion ratio of 1.0 to 0.75, subject to adjustments for certain dilutive transactions. The Series B Preferred Stock was convertible into shares of Class B Common Stock at the discretion of the holder any time after the date of issuance at a conversion ratio of 1.0 to 0.75, subject to adjustments for certain dilutive transactions. Series B Preferred Stock was also convertible into Series A Preferred Stock at the option of the holder in the event of the acquisition of the Company by another entity, the sale of all or substantially all of the Company's assets or by the written consent or agreement of the holders of two-thirds of the then outstanding shares of Series B Preferred Stock. Shares of Series A Preferred Stock and Series B Preferred Stock automatically converted into shares of Class A Common Stock and Class B Common Stock, respectively, at the then effective conversion ratios upon the closing of the IPO.

  1994 Stock Option Plans

     The Company has adopted two stock option plans: the 1994 Incentive Stock Option Plan ("ISO Plan") and the 1994 Non-Qualified Stock Option Plan ("NSO Plan"). A total of 3,150 shares of Class A Common Stock have been reserved for issuance under the Plans as of December 31, 1995. Eligible individuals under the Plans may be granted options to purchase the Company's Class A Common Stock at an exercise price per share of at least 100% of fair market value at date of grant for an incentive stock option and at least 85% of fair market value for a non-qualified stock option. Options under the ISO Plan may be granted to employees and consultants of the Company and generally vest monthly over a four year period from the date of grant. Options under the NSO Plan may be granted to employees, directors, contractors or other individuals affiliated with the Company and generally vest seven years from the date of grant with vesting accelerated upon the achievement of certain financial objectives. Options under both plans have a maximum term of ten years.

  1995 Director Option Plan

     The Company's 1995 Director Option Plan (the "Director Plan") was adopted by the Company's Board of Directors in February 1995 and was approved by the stockholders in March 1995. The Director Plan provides for the granting of nonqualified stock options to nonemployee directors of the Company who are not employed directly or indirectly by the Company or by a stockholder of the Company ("Outside Director"). A total of 75 shares of Class A Common Stock has been reserved for issuance under the Director Plan. Under the Director Plan, each Outside Director is automatically granted a non-qualified option to purchase 12 shares of Class A Common Stock on the last to occur of the date of adoption of the plan or the date upon which such person first becomes a director ("Initial Option") with an exercise price equal to the fair market value of the Company's Class A Common Stock as of the date of grant. Thereafter, each Outside Director is automatically granted an option to purchase 3 shares of Class A Common Stock on April 1 of each year, except in the year the Director Plan was adopted ("Subsequent Option"), provided he or she has served as a director for at least six months as of such date.

     Options granted under the Director Plan generally have a term of ten years and are evidenced by an option agreement between the Company and the director to whom the option is granted. The exercise price of

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

each option granted under the Director Plan is equal to the fair market value of the Class A Common Stock on the date of grant. Initial Options granted under the Director Plan generally vest cumulatively as to 12/48ths of the shares on the first anniversary date of the date of grant and as to 1/48th of the shares subject to the option each month thereafter. Subsequent Options generally vest entirely on the fourth anniversary of the date of grant. In the event of a merger of the Company with or into another corporation or an acquisition of assets involving the Company, or a change of control, each option shall become fully vested and exercisable, including shares which would not otherwise be exercisable, immediately prior to the closing. Unless terminated sooner, the Director Plan will terminate in 2005. The Board has certain authority to amend or terminate the Director Plan.

     The following summarizes the transactions under the 1994 and 1995 Plans:

                                                                      OUTSTANDING OPTIONS
                                             SHARES       -------------------------------------------
                                            AVAILABLE     NUMBER OF                         AGGREGATE
                                            FOR GRANT      SHARES       PRICE PER SHARE       PRICE
                                            ---------     ---------     ---------------     ---------
    Balances December 31, 1994............        60        1,965        $         0.19      $   367
      Options authorized..................     1,200           --                    --           --
      Options granted.....................    (1,169)       1,169        $  0.89-$31.83      $11,086
      Options terminated..................        59          (59)       $  0.19-$18.00      $  (197)
      Options exercised...................        --         (908)       $  0.19-$ 8.00      $  (287)
                                              ------        -----         -------------      -------
    Balances December 31, 1995............       150        2,167        $  0.19-$31.83      $10,969
      Options granted (unaudited).........      (215)         215        $ 16.67-$19.00      $ 3,645
      Options terminated (unaudited)......        37          (37)       $  0.19-$31.83         (382)
      Options exercised (unaudited).......        --         (166)       $  0.19-$18.00         (171)
                                              ------        -----         -------------      -------
    Balances March 29, 1996 (unaudited)...       (28)       2,179        $  0.19-$31.83      $14,061
                                              ======        =====         =============      =======

     At December 31, 1995 and March 29, 1996, 653 and 607 options were exercisable at a weighted average exercise price of $0.91 and $1.96, respectively.

     During the first quarter of 1996 the Company granted options subject to stockholder approval. On April 29, 1996, the stockholders of the Company approved the additional options grant.

  Put Options

     The Company sold 750 put options in private placements during the fourth quarter of 1995. Each option obligates the Company to purchase one share of Common Stock at $27.47 per share if the purchaser exercises the option. The warrants expire in April 1996. The proceeds of the put option offerings of $1.9 million have been recorded in additional paid-in-capital. The amount related to the Company's potential $20.6 million obligation to buyback 750 shares of Common Stock has been removed from Stockholders' Equity and recorded as Put options. (See Note 14)

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10 -- INCOME TAXES

     Income tax expense (benefit) for the year ended December 31, 1995 includes the following:

                                                               CURRENT     DEFERRED     TOTAL
                                                               -------     --------     ------
    Federal..................................................  $ 3,077      $ (475)     $2,602
    State....................................................    1,773        (137)      1,636
    Foreign..................................................      236          --         236
    Charge in lieu of taxes early dispositions of stock
      issued upon exercise of stock options..................    3,368          --       3,368
                                                                ------       -----      ------
              Total..........................................  $ 8,454      $ (612)     $7,842
                                                                ======       =====      ======

     Income taxes reconcile to the amount computed by applying the federal statutory rate to income before income taxes as follows:

                                                                           PERIOD FROM MAY 20,
                                                                              1994 THROUGH
                                                                  1995      DECEMBER 31, 1994
                                                                  ----     -------------------
    Tax computed at federal statutory rate......................   35 %             34%
    State income taxes (net of federal benefit).................    4                6
    Foreign sales corporation...................................   (2 )             (7)
    Foreign subsidiary income...................................  (10 )              6
    Other, net..................................................   --               (1)
                                                                                    --
                                                                  ---
    Income tax provision........................................   27 %             38%
                                                                  ===               ==

     Significant components of deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1995             1994
                                                                 ------------     ------------
    Deferred tax asset:
      Property and equipment basis differences.................     $  551           $1,009
      Accrual and reserve accounts.............................      1,689              612
      State taxes..............................................        321              229
      Inventory costs..........................................          5              129
      Other....................................................         25               --
                                                                    ------           ------
    Total gross deferred tax assets............................      2,591            1,979
    Less valuation allowance...................................         --               --
                                                                    ------           ------
    Net tax assets and liabilities.............................     $2,591           $1,979
                                                                    ======           ======

     Management believes it is more likely than not that a full benefit will be obtained for the deferred tax assets.

     The Company has been granted a seven year tax holiday in Singapore with the possibility of a three year extension. Consolidated earnings before income taxes includes $20,927 of income from foreign operations for the year ended December 31, 1995. These earnings are considered to be permanently invested in non-U.S. operations. Additional taxes of approximately $8,580 would have to be provided if these earnings were repatriated to the U.S.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  Income Tax Benefit

     The Company recognized an income tax benefit from the exercise or early disposition of certain stock options. This benefit resulted in a decrease in current income taxes payable and an increase in additional paid-in capital.

     Income tax expense (benefit) for all Predecessor periods has been computed as if the Predecessor was a separate taxpayer. Because the Predecessor generated significant operating losses in 1992 and 1993 which were not realizable on a stand alone basis under SFAS No. 109, no income tax benefit was provided in the Predecessor's financial statements for these years. No income tax expense was provided in the financial statements of the Predecessor for the period from January 1, 1994 through May 19, 1994 because deferred tax assets relating to net operating loss carryovers and other tax benefits which had previously been reserved by valuation allowances were available to offset any otherwise payable current income taxes or deferred income tax liabilities.

NOTE 11 -- SIGNIFICANT CUSTOMERS AND SEGMENT INFORMATION

     The Company operates in one industry segment and is engaged in the development, manufacture and sale of thin film disks to the disk drive industry. The Company began manufacturing and selling product from its initial manufacturing site in Singapore in the fourth quarter of 1994. The following table summarizes geographic information on the Company's operations:

          YEAR ENDED DECEMBER 31, 1995           U.S.       ASIA      ELIMINATIONS    CONSOLIDATED
    -----------------------------------------  --------    -------    ------------    ------------
    Total net sales..........................  $121,384    $76,024      $(35,953)       $161,455
                                               ========    =======      ========        ========
    Operating earnings.......................  $  7,048    $21,876      $     --        $ 28,924
                                               ========    =======      ========        ========
    Identifiable assets......................  $119,680    $66,417      $ (4,500)       $181,597
                                               ========    =======      ========        ========

            PERIOD FROM MAY 20, 1994
            THROUGH DECEMBER 31, 1994            U.S.       ASIA      ELIMINATIONS    CONSOLIDATED
    -----------------------------------------  --------    -------      --------        --------
    Total net sales..........................  $ 55,141    $ 4,267      $ (3,810)       $ 55,598
                                               ========    =======      ========        ========
    Operating earnings (loss)................  $  6,836    $  (701)     $     --        $  6,135
                                               ========    =======      ========        ========
    Identifiable assets......................  $ 31,715    $18,862      $ (3,810)       $ 46,767
                                               ========    =======      ========        ========

     Sales from domestic operations were as follows:

                           PREDECESSOR                                         COMPANY
                  ------------------------------   ----------------------------------------------------------------
                   YEAR ENDED      PERIOD FROM        PERIOD FROM       YEAR ENDED    QUARTER ENDED   QUARTER ENDED
                  DECEMBER 31,   JANUARY 1, 1994    MAY 20, 1994 TO    DECEMBER 31,     MARCH 31,       MARCH 29,
                      1993       TO MAY 19, 1994   DECEMBER 31, 1994       1995           1995            1996
                  ------------   ---------------   -----------------   ------------   -------------   -------------
Far East........    $ 68,402         $24,680            $49,420          $ 82,879        $13,973         $22,712
United States...       4,979           1,488              1,911             5,122          1,322           1,884
Europe..........       3,764              --                 --                --             --              --
                     -------         -------            -------           -------
        Total...    $ 77,145         $26,168            $51,331          $ 88,001        $15,295         $24,596
                     =======         =======            =======           =======

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Revenues to significant customers, those representing approximately 10% or more of total revenue for the respective periods, are summarized as follows:

                          PREDECESSOR                                            COMPANY
                 -----------------------------     -------------------------------------------------------------------
                                 PERIOD FROM          PERIOD FROM                       QUARTER           QUARTER
                 FISCAL YEAR   JANUARY 1, 1994      MAY 20, 1994 TO    FISCAL YEAR       ENDED             ENDED
                    1993       TO MAY 19, 1994     DECEMBER 31, 1994      1995       MARCH 31, 1995    MARCH 29, 1996
                 -----------   ---------------     -----------------   -----------   --------------   ----------------
Sales:
  Customer A...       36%             65%                  66%              54%            41%               60%
  Customer B...       16              20                   27               45             55                39
  Customer C...       44              --                   --               --             --                --

                                                   PREDECESSOR                           COMPANY
                                         --------------------------------     -----------------------------
                                            AS OF             AS OF              AS OF
                                         DECEMBER 31,     DECEMBER 31,        DECEMBER 31,       AS OF
                                             1993             1994                1995       MARCH 29, 1996
                                         ------------   -----------------     ------------   --------------
Accounts receivable balances:
  Customer A...........................       35%               42%                45%             54%
  Customer B...........................       23                55                 50              37%
  Customer C...........................       42                --                 --              --

NOTE 12 -- PRO FORMA COMBINED STATEMENT OF OPERATIONS INFORMATION (UNAUDITED)

     Pro forma combined operating results assume that the Predecessor had been acquired and the Company's initial capitalization had occurred on January 1, 1994, and reflect for the periods prior to May 20, 1994 an increase in interest expense on debt issued in conjunction with the acquisition and upon the initial capitalization of the Company, a decrease in depreciation and charges to the Predecessor by Nashua and related pro forma income tax effects as shown in the following table.

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The objective of this pro forma statement of operations information is to show the significant effects on historical financial information as if the transactions described in Note 1 had occurred at January 1, 1994. However, the Pro Forma Combined Statement of Operations is not necessarily indicative of the results of operations that would have been attained had the transactions mentioned above actually occurred on January 1, 1994 and may not be indicative of future operating results.

                                PREDECESSOR          COMPANY
                                ------------    -----------------                             PRO FORMA
                                PERIOD FROM        PERIOD FROM                           PREDECESSOR/COMPANY
                                JANUARY 1 TO        MAY 20 TO          PRO FORMA               COMBINED
                                MAY 19, 1994    DECEMBER 31, 1994     ADJUSTMENTS             YEAR ENDED
                                ------------    -----------------    --------------       DECEMBER 31, 1994
                                                                     (IN THOUSANDS)      --------------------
                                                                                         (UNAUDITED)
Net sales.....................    $ 26,168           $55,598             $   --                $ 81,766
Cost of sales.................      22,077            43,795               (363)(1)              65,509
                                   -------           -------              -----                 -------
          Gross profit........       4,091            11,803                363                  16,257
Operating expenses:
  Research and development....       2,124             3,116               (230)(2)               5,010
  Selling, general and
     administrative...........       1,583             2,552               (252)(2)               3,883
                                   -------           -------              -----                 -------
                                     3,707             5,668               (482)                  8,893
                                   -------           -------              -----                 -------
          Operating
            earnings..........         384             6,135                845                   7,364
Interest, net.................          --              (663)              (420)(3)              (1,083)
                                   -------           -------              -----                 -------
          Earnings before
            income taxes......         384             5,472                425                   6,281
Income tax expense............          --             2,079                307(4)                2,386
                                   -------           -------              -----                 -------
  Net earnings................    $    384           $ 3,393             $  118                $  3,895
                                   =======           =======              =====                 =======

- ---------------

Pro forma adjustments:

(1) Decrease in depreciation

(2) Decrease in charges by Nashua

(3) Additional interest expense

(4) Increase in income tax expense

                    STORMEDIA INCORPORATED AND SUBSIDIARIES

    (INFORMATION FOR THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996 IS
                                   UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13 -- QUARTERLY SUMMARIES (UNAUDITED)

                                                  1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                  -----------    -----------    -----------    -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Quarterly Financial Data:
1995
Net sales.......................................    $27,880        $34,679        $45,954        $52,942
Gross profit....................................      6,062          8,790         13,375         15,401
Net earnings....................................      2,036          3,588          7,137          8,397
Earnings per share..............................    $  0.18        $  0.26        $  0.40        $  0.45
1994(1)
Net sales.......................................    $16,523        $19,600        $21,620        $24,023
Gross profit....................................      2,707          3,958          4,539          5,053
Net earnings....................................        242            831          1,298          1,524
Earnings per share..............................    $  0.02        $  0.07        $  0.11        $  0.13

- ---------------
(1) Includes the results of operations for (i) the Predecessor for the period from January 1, 1994 through May 19, 1994 and (ii) the Company for the period May 20, 1994 through December 31, 1994, as if the Acquisition had been consummated on January 1, 1994 and reflects for the period from January 1, 1994 through May 19, 1994 an increase in interest expense for debt issued in connection with the Acquisition and upon the initial capitalization of the Company, a decrease in depreciation and charges by Nashua, and related pro forma income tax effect. See Note 12 of Notes to Consolidated Financial Statements. The pro forma statement of operations may not be indicative of future operating results.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED)

     During the first quarter of 1996, pursuant to the terms of the put option, the Company repurchased and retired 263 shares of Class A Common Stock at an aggregate cost of $7.2 million and closed 38 put options by cash settlement at an aggregate cost of $0.3 million. In April, the Company closed 450 put options by cash settlement of $1.7 million. As of April 29, 1996, the Company had no put options outstanding.

     In February 1996, Prudential Equity Investors III, L.P. converted 1,376 shares of Class B Common Stock to Class A Common Stock.

     In February 1996, the Company entered into an agreement to sell certain equipment to Surface Technology Incorporated ("STI"), and to purchase certain quantities of plated and polished substrates from STI. The Company has an option to acquire STI. As of December 31, 1995, the Company had accounts receivable from STI of approximately $1.0 million.

     In April 1996, the Board of Directors approved a three-for-two split of its Class A and Class B Common Stock. The stock split was effected as a stock dividend. This effect has been shown retroactively throughout the Company's financial statements.

     On April 29, 1996, the Board of Directors approved a proposed filing of a registration statement with the Securities and Exchange Commission to sell 3,000 shares of the Company's Class A Common Stock to the public.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses payable by the Company, other than underwriting discounts and commissions, of the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the Nasdaq National Market listing fee and the NASD filing fee.

    SEC Registration Fee......................................................  $ 50,555
    NASD Filing Fee...........................................................    14,661
    Nasdaq National Market....................................................    17,500
    Blue Sky Fees and Expenses................................................    10,000
    Legal Fees and Expenses...................................................    75,000
    Accounting Fees and Expenses..............................................    75,000
    Printing..................................................................    50,000
    Transfer Agent and Registrar Fees.........................................     5,000
    Miscellaneous.............................................................     2,284
                                                                                --------
              Total...........................................................  $300,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law ("DCL"), the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DCL; or (iv) for any transaction from which the director derived any personal benefit. This provision does not affect the availability of equitable remedies such as injunctive relief or rescission. Further, the provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

     In addition, the Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DCL. The Company believes that indemnification under its Bylaws and Amended and Restated Certificate of Incorporation covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances even if it is ultimately determined that the indemnified party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with its directors and officers. These agreements will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company) and to advance their expenses, including attorneys fees, incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable. The Company believes that the provisions in its Amended and Restated Certificate of Incorporation Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The Company has obtained an insurance policy providing directors' and officers' liability coverage. At present there is no pending litigation or proceeding involving a director, officer or employee of the Company where indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Reference is also made to Article IX of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


         1.1*        -- Form of Underwriting Agreement between Registrant and the
                        Underwriters.
         5.1*        -- Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                        Corporation, regarding legality of securities being registered.
        11.1*        -- Statement of Computation of Earnings Per Share.
        23.1         -- Consent of KPMG Peat Marwick LLP (see page II-5).
        23.2*        -- Consent of Counsel (included in Exhibit 5.1).
        23.3*        -- Consent of Lahive & Cockfield.
        24.1*        -- Power of Attorney.
        27.1*        -- Financial Data Schedule.


- ---------------

* Previously filed.


     (b) Financial Statement Schedules.

           None

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws, Delaware Corporation Law, the Underwriting Agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, StorMedia Incorporated, a corporation organized and existing under the law of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 28th day of May, 1996.


                                            StorMedia Incorporated

                                            By:                   /s/ WILLIAM J.
                                            ALMON
                                                     William J. Almon,
                                              Chairman of the Board and Chief
                                                     Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  ----------------
                 /s/ WILLIAM J. ALMON          Chairman of the Board and         May 28, 1996
             (William J. Almon)                  Chief Executive Officer
                                                 (Principal Executive
                                                 Officer)
                 /s/ STEPHEN M. ABELY          Chief Financial Officer, Vice     May 28, 1996
             (Stephen M. Abely)                  President, Finance and
                                                 Assistant Secretary
                                                 (Principal Financial and
                                                 Accounting Officer)
                  /s/ JOHN A. DOWNER           Director                          May 28, 1996
              (John A. Downer)
                /s/ FRANCIS J. LUNGER          Director                          May 28, 1996
             (Francis J. Lunger)
                    /s/ MARK S. ROSSI          Director                          May 28, 1996
               (Mark S. Rossi)

                        CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use of our report included herein and to the incorporation by reference in the Prospectuses on Form S-3 of our report dated January 17, 1996 appearing on page 42 of the StorMedia Incorporated Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the references to our firm under the heading "Experts" in the Prospectuses.

                                            KPMG Peat Marwick LLP

Palo Alto, California
May 21, 1996

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                                   EXHIBITS
- ---------- ------------------------------------------------------------------------
     1.1*  -- Form of Underwriting Agreement between Registrant and the
              Underwriters.
     5.1*  -- Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
              Corporation, regarding legality of securities being registered.
    23.1   -- Consent of KPMG Peat Marwick LLP (see page II-5).
    23.2*  -- Consent of Counsel (included in Exhibit 5.1).
    23.3*  -- Consent of Lahive & Cockfield.
    24.1*  -- Power of Attorney (see page II-4).
    27.1*  -- Financial Data Schedule.


- ---------------

* Previously filed.

                     [Appendix -- Graphic Image Page 25]


                               BUSINESS SECTION

                          THIN FILM DISK TECHNOLOGY


This is a graphical illustration of a hard disk drive of which the Company's thin film disk products are a component. The illustration displays the major components including the Disk, Recording Head, Spindle Actuator and the Electronics assembled into a hard disk drive. It is a computer generated sketch rather than a realistic picture and has all the major components labeled.